UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ELI LILLY AND COMPANY

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2012 Annual Meeting and Proxy Statement

March 5, 2012

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders on Monday, April 16, 2012.

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. Your vote is very important. I urge you to vote by mail, by telephone, or on the Internet to be certain your shares are represented at the meeting, even if you plan to attend.

Please note the ticket at the back of this proxy statement and our procedures for admission to the meeting described under “Meeting and Voting Logistics” below.

I look forward to seeing you at the meeting.

John C. Lechleiter, Ph.D.

Chairman, President, and Chief Executive Officer

Important notice regarding the availability of proxy materials for the shareholder  meeting to be held April 16, 2012: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2011.pdf

Notice of Annual Meeting of Shareholders

April 16, 2012

The annual meeting of shareholders of Eli Lilly and Company will be held at the Lilly Center Auditorium, Lilly Corporate Center, Indianapolis, Indiana, on Monday, April 16, 2012, at 11:00 a.m. EDT for the following purposes:

•	to elect four directors of the company to serve three-year terms
•	to ratify the appointment by the audit committee of Ernst & Young LLP as principal independent auditor for the year 2012
•	to approve, by non-binding vote, compensation paid to the company’s named executive officers
•	to approve amendments to the articles of incorporation to provide for annual election of all directors
•	to approve amendments to the articles of incorporation to eliminate all supermajority voting requirements
•	to consider shareholder proposals on establishing a majority vote committee and transparency in animal research.

Shareholders of record at the close of business on February 15, 2012, will be entitled to vote at the meeting and at any adjournment of the meeting.

Attendance at the meeting will be limited to shareholders, those holding proxies from shareholders, and invited guests from the media and financial community. A page at the back of this report contains an admission ticket. If you plan to attend the meeting, please bring this ticket with you.

This combined proxy statement and annual report to shareholders is being posted online and mailed on or about March 5, 2012.

By order of the board of directors,

James B. Lootens

Secretary

March 5, 2012

Indianapolis, Indiana

Proxy Statement Overview

Annual Meeting of Shareholders

The annual meeting of shareholders will be held at 11:00 a.m. EDT on Monday, April 16, 2012 at:

The Lilly Center Auditorium

Lilly Corporate Center

Indianapolis, Indiana 46285

The board of directors of Eli Lilly and Company is soliciting proxies to be voted at the annual meeting and at any adjournment of the annual meeting. The record date for voting is February 15, 2012.

Meeting Agenda

Shareholders will vote on the following items at the annual meeting:

Agenda Item				Management recommendation	Vote required to pass
Item 1	Elect the following nominees for director to serve a three-year term that will expire in 2015:			Vote FOR all	Majority of votes cast
Name and principal occupation	Joined the board	Age	Public boards

Katherine Baicker, Ph.D. Professor of Health Economics, Harvard University	2011	40	—	Vote FOR

J. Erik Fyrwald President, Ecolab Inc.	2005	52	—	Vote FOR

Ellen R. Marram President, The Barnegat Group LLC	2002	65	Ford Motor Company The New York Times Company	Vote FOR

Douglas R. Oberhelman Chairman and Chief Executive Officer, Caterpillar Inc.	2008	59	Caterpillar Inc.	Vote FOR
Item 2	Ratify the appointment of Ernst & Young as the company’s principal independent auditor.			Vote FOR	Majority of votes cast
Item 3	Approve, by non-binding vote, compensation paid to the company’s named executive officers.			Vote FOR	Majority of votes cast
Item 4	Approve amendments to the articles of incorporation to provide for annual election of all directors.			Vote FOR	80% of out- standing shares
Item 5	Approve amendments to the articles of incorporation to eliminate all supermajority voting requirements.			Vote FOR	80% of out- standing shares
Item 6	Consider a shareholder proposal on establishing a majority vote committee.			Vote AGAINST	Majority of votes cast
Item 7	Consider a shareholder proposal on transparency in animal research.			Vote AGAINST	Majority of votes cast

Additional information about these agenda items can be found under “Items of Business” and information on voting and attending the annual meeting can be found under “Meeting and Voting Logistics” below.

Board of Directors

The company’s board is comprised of our chairman, president, and CEO, John Lechleiter, Ph.D. and 13 independent directors. Their biographies and qualifications can be found under “Director Biographies” below.

Committees of the board of directors

The board has six committees, all of which are staffed by independent directors. Additional information on the functioning of the board and its committees, including director independence, can be found beginning in the section titled “Highlights of the Company’s Corporate Governance Guidelines ” below.

Director compensation

Our independent directors receive cash compensation in the form of an annual retainer ($100,000), with additional annual amounts for the lead director ($30,000), committee chairs ($12,000 to $18,000, depending on the committee), and directors who serve on the audit committee or the science and technology committee ($3,000). In addition, each independent director receives $145,000 in shares of company stock each year, payable after service on the board has ended. Additional information about director compensation can be found under “Director Compensation” below.

Contacting the board of directors

You may send written communications to one or more members of the board, addressed to:

Board of Directors

Eli Lilly and Company

c/o Corporate Secretary

Lilly Corporate Center

Indianapolis, Indiana 46285

All such communications (from shareholders or other interested parties) will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to the company.

Executive Compensation

Our compensation philosophy is designed to attract and retain highly-talented individuals and motivate them to create long-term shareholder value by achieving top-tier corporate performance while embracing the company’s values of integrity, excellence, and respect for people. Our programs seek to:

•	closely link compensation with company performance and individual performance
•	foster a long-term focus
•	reflect the market for pharmaceutical talent
•	be efficient and egalitarian
•	appropriately mitigate risk.

For a detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to company performance, please read the “Compensation Discussion and Analysis” section of this proxy statement.

Board of Directors

Katherine Baicker, Ph.D.	Michael L. Eskew	Sir Winfried Bischoff	Alfred G. Gilman, M.D., Ph.D.	Karen N. Horn, Ph.D.	Franklyn G. Prendergast, M.D., Ph.D.	J. Erik Fyrwald
Professor of Health Economics, Department of Health Policy and Management, Harvard University School of Public Health; and Research Associate, National Bureau of Economic Research	Former Chairman and Chief Executive Officer, United Parcel Service, Inc.	Chairman, Lloyds Banking Group plc	Chief Scientific Officer, Cancer Prevention and Research Institute of Texas	Retired President, Private Client Services, and Managing Director, Marsh, Inc.	Edmond and Marion

Guggenheim

Professor of

Biochemistry and
Molecular Biology
and Professor

of Molecular

Pharmacology
and Experimental

Therapeutics, Mayo
Medical School;

and Director, Mayo
Clinic Center for
Individualized
Medicine

President, Ecolab Inc.
Director since 2011	Director since 2008	Director since 2000	Director since 1995	Director since 1987	Director since 1995	Director since 2005
Board committee: public policy and compliance	Board committees: audit [chair]; compensation	Board committees: directors and corporate governance; finance [chair]	Board committees: public policy and compliance; science and technology [chair]	Board committees: compensation [chair]; directors and corporate governance	Board committees: public policy and compliance; science and technology	Board committees: public policy and compliance; science and technology

R. David Hoover	John C. Lechleiter, Ph.D.	Douglas R. Oberhelman	Ellen R. Marram	Martin S. Feldstein, Ph.D.	Kathi P. Seifert	Ralph Alvarez
Chairman, Ball Corporation	Chairman, President, and Chief Executive Officer	Chairman and Chief Executive Officer, Caterpillar Inc.	President, The Barnegat Group LLC	George F. Baker Professor of Economics, Harvard University	Retired Executive Vice President, Kimberly-Clark Corporation	Retired President and Chief Operating Officer, McDonald’s Corporation

Director since 2009	Director since 2005	Director since 2008	Director since 2002	Director since 2002	Director since 1995	Director since 2009
Board committees: audit; compensation	Board committees: none	Board committees: audit; finance	Board committees: compensation; directors and corporate governance [chair]	Board committees: audit; finance; public policy and compliance [chair]	Board committees: audit; compensation	Board committees: finance; public policy and compliance; science and technology

Director Biographies

Class of 2012

The following five directors’ terms will expire at this year’s annual meeting. Dr. Feldstein will retire from the board at the end of his current term. Each of the other directors in this class has been nominated and is standing for election to serve a term that will expire in 2015. See “Item 1. Election of Directors” below for more information.

Katherine Baicker, Ph.D.	Age 40	Director since 2011

Professor of Health Economics at the Harvard University School of Public Health, Department of Health Policy and Management; and Research Associate at the National Bureau of Economic Research

Dr. Baicker has been a professor of health economics at the Department of Health Policy and Management, School of Public Health, since 2007. From 2005 to 2007, she served as a Senate-confirmed member of the Council of Economic Advisers. From 1998 to 2005, Dr. Baicker was assistant professor and associate professor of economics at Dartmouth College. In 2001 and 2002 she also served as an economist to the Council of Economic Advisers, Executive Office of the President, and in 2003 was a visiting assistant professor at the University of Chicago Harris School of Public Policy. Dr. Baicker is a commissioner of the Medicare Payment Advisory Board and serves on the Panel of Health Advisers to the Congressional Budget Office. She is a member of the editorial boards of Health Affairs and the Journal of Health Economics, chair of the board of directors of AcademyHealth, editor of the Forum for Health Economics and Policy, and associate editor of the Journal of Economic Perspectives. She is an elected member of the Institute of Medicine. Dr. Baicker has been serving under interim election since December 2011.

Qualifications: Dr. Baicker is a leading researcher in the fields of health economics, public economics, and labor economics. As a valued advisor to numerous health care-related commissions and committees, her expertise in health care policy and health care delivery is recognized by both academia and government.

Board committee: public policy and compliance

Martin S. Feldstein, Ph.D.	Age 72	Director since 2002

George F. Baker Professor of Economics, Harvard University

Dr. Feldstein is the George F. Baker Professor of Economics at Harvard University and president emeritus of the National Bureau of Economic Research. From 1982 through 1984, he served as chairman of the Council of Economic Advisers and President Ronald Reagan’s chief economic adviser. Dr. Feldstein served as president and chief executive officer of the National Bureau of Economic Research from 1977 to 1982 and 1984 to 2008. In 2009, President Obama appointed him to the President’s Economic Recovery Advisory Board. He is a member of the American Philosophical Society, a corresponding fellow of the British Academy, a fellow of the Econometric Society, and a fellow of the National Association for Business Economics. Dr. Feldstein is a trustee of the Council on Foreign Relations and a member of the Trilateral Commission, the Group of 30, the American Academy of Arts and Sciences, and the Council of Academic Advisors of the American Enterprise Institute, as well as past president of the American Economic Association. He previously served on the boards of American International Group, Inc., TRW, Phoenix Life Insurance, and HCA Inc.

Qualifications: Dr. Feldstein is a renowned economist, academic, and adviser to U.S. presidents of both political parties. He has deep economic and public policy expertise, financial acumen, and a global perspective. His background as an academic brings a diversity of experience and perspective to the board’s deliberations. He has also served on the boards of several major public companies.

Board committees: audit; finance; public policy and compliance (chair)

J. Erik Fyrwald	Age 52	Director since 2005

President of Ecolab Inc.

J. Erik Fyrwald is president of Ecolab Inc. Prior to the merger of Ecolab and Nalco Company in December 2011, Mr. Fyrwald was chairman and chief executive officer of Nalco from 2008 to 2011. He joined Nalco following a 27-year career at DuPont. From 2003 to 2008, Mr. Fyrwald served as group vice president of the agriculture and nutrition division at DuPont. From 2000 until 2003, he was vice president and general manager of DuPont’s nutrition and health business. At DuPont, he held a broad variety of assignments in a number of divisions covering many industries. He has worked in several locations throughout North America and Asia. Mr. Fyrwald serves as a director of the Society of Chemical Industry, the American Chemistry Council, and the Chicago Public Education Fund, and is a trustee of the Field Museum of Chicago.

Qualifications: Mr. Fyrwald has a strong record of operational and strategy leadership in two complex worldwide businesses with a focus on technology and innovation. An engineer by training, he has extensive senior executive experience at DuPont, a multinational chemical company, where he led the agriculture and nutrition division, which used chemical and biotechnology solutions to enhance plant health. He served for three years as chairman of the board and CEO of Nalco, a global technology-based water products and services company.

Board committees: public policy and compliance; science and technology

Ellen R. Marram	Age 65	Director since 2002

President, The Barnegat Group LLC

Ms. Marram will serve as the board’s lead director beginning April 2012. Ms. Marram is the president of The Barnegat Group LLC, a firm that provides business advisory services. She was a managing director at North Castle Partners, LLC from 2000 to 2005 and served as an advisor to the firm from 2006 to 2010. From 1993 to 1998, Ms. Marram was president and chief executive officer of Tropicana and the Tropicana Beverage Group. From 1988 to 1993, she was president and chief executive officer of the Nabisco Biscuit Company, the largest operating unit of Nabisco, Inc.; from 1987 to 1988, she was president of Nabisco’s grocery division; and from 1970 to 1986, she held a series of marketing positions at Nabisco/Standard Brands, Johnson & Johnson, and Lever Brothers. Ms. Marram is a member of the board of directors of Ford Motor Company and The New York Times Company, as well as several private companies. She previously served on the board of Cadbury plc. She also serves on the boards of Wellesley College, Institute for the Future, New York-Presbyterian Hospital, Lincoln Center Theater, and Families and Work Institute.

Qualifications: Ms. Marram is a former CEO with a strong marketing and consumer-brand background. Through her nonprofit and private company activities, she has a special focus and expertise in wellness and consumer health. Ms. Marram has extensive corporate governance experience through service on other public company boards in a variety of industries.

Board committees: compensation; directors and corporate governance (chair)

Douglas R. Oberhelman	Age 59	Director since 2008

Chairman and Chief Executive Officer, Caterpillar Inc.

Mr. Oberhelman has been chairman of the board of Caterpillar Inc. since November 2010 and chief executive officer since July 2010. He previously served as vice chairman and chief executive officer-elect of Caterpillar. He joined Caterpillar in 1975 and has held a variety of positions, including senior finance representative based in South America for Caterpillar Americas Co., region finance manager and district manager for the company’s North American commercial division, and managing director and vice general manager for strategic planning at Caterpillar Japan Ltd. Mr. Oberhelman was elected a vice president in 1995, serving as Caterpillar’s chief financial officer from 1995 to November 1998. In 1998, he became vice president with responsibility for the engine products division and he was elected a group president and member of Caterpillar’s executive office in 2002. Mr. Oberhelman serves on the boards of Caterpillar, the National Association of Manufacturers, and the Wetlands America Trust. He previously served on the board of Ameren Corporation. He is a member of the Executive Committee of the Business Roundtable and a member of the Business Council.

Qualifications: Mr. Oberhelman has a strong strategic and operational background as a senior executive (and currently as chairman and CEO) of Caterpillar, a leading manufacturing company with worldwide operations and a special focus on emerging markets. He is an audit committee financial expert as a result of his prior experience as CFO of Caterpillar and as a member and chairman of the audit committee of another U.S. public company.

Board committees: audit; finance

Class of 2013

The following five directors will continue in office until 2013.

Ralph Alvarez	Age 56	Director since 2009

Retired President and Chief Operating Officer, McDonald’s Corporation

Mr. Alvarez served as president and chief operating officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as president of McDonald’s North America, with responsibility for all the McDonald’s restaurants in the U.S. and Canada. Prior to that, he was president of McDonald’s USA. Mr. Alvarez joined McDonald’s in 1994 and held a variety of leadership roles throughout his career, including chief operations officer and president of the central division, both with McDonald’s USA, and president of McDonald’s Mexico. Prior to joining McDonald’s, he held leadership positions at Burger King Corporation and Wendy’s International, Inc. Mr. Alvarez serves on the board of directors of Lowe’s Companies, Inc. He also serves on the President’s Council, the School of Business Administration Board of Overseers, and the International Advisory Board of the University of Miami. He was previously a member of the boards of McDonald’s Corporation and KeyCorp.

Qualifications: Through his senior executive positions at McDonald’s Corporation and other global restaurant businesses, Mr. Alvarez has extensive experience in consumer marketing, global operations, international business, and strategic planning. His international experience includes a special focus on emerging markets.

Board committees: finance; public policy and compliance; science and technology

Sir Winfried Bischoff	Age 70	Director since 2000

Chairman, Lloyds Banking Group plc

Sir Winfried Bischoff has been chairman of the board of Lloyds Banking Group plc since September 2009. He served as chairman of Citigroup Inc. from December 2007 until February 2009 and as interim chief executive officer for a portion of 2007. He served as chairman of Citigroup Europe from 2000 to 2009. From 1995 to 2000, he was chairman of Schroders plc. He joined the Schroder Group in 1966 and held a number of positions there, including chairman of J. Henry Schroder & Co. and group chief executive of Schroders plc. He is also a director of The McGraw-Hill Companies, Inc. He previously served on the boards of Citigroup Inc., Prudential plc, Land Securities plc, and Akbank T.A.S.

Qualifications: Sir Winfried Bischoff has a distinguished career in banking and finance, including commercial banking, corporate finance, and investment banking. He has CEO experience both in Europe and the U.S. He is a globalist, with particular expertise in European matters but with extensive experience overseeing worldwide operations. He has broad corporate governance experience from his service on public company boards in the U.S., UK, and other European and Asian countries.

Board committees: directors and corporate governance; finance (chair)

R. David Hoover	Age 66	Director since 2009

Chairman, Ball Corporation

Mr. Hoover is chairman of Ball Corporation. Mr. Hoover joined Ball Corporation in 1970 and has held a variety of leadership roles throughout his career, including vice president and treasurer; executive vice president and chief financial officer; vice chairman, president, and chief operating officer; and chairman, president, and chief executive officer. He is a member of the boards of Ball Corporation and Energizer Holdings, Inc. Mr. Hoover previously served on the board of Irwin Financial Corporation. He is a member and past chair of the board of trustees of DePauw University and on the Indiana University Kelley School of Business Dean’s Council. He is also a director of Boulder Community Hospital and a member of the Colorado Forum.

Qualifications: Mr. Hoover has extensive CEO experience at Ball Corporation, with a strong record of leadership in operations and strategy. He is an audit committee financial expert as a result of his experience as CEO and CFO of Ball. He also has extensive corporate governance experience through his service on other public company boards.

Board committees: audit; compensation

Franklyn G. Prendergast, M.D., Ph.D.	Age 66	Director since 1995

Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics, Mayo Medical School; and Director, Mayo Clinic Center for Individualized Medicine

Dr. Prendergast is the Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Mayo Clinic Center for Individualized Medicine. He has held several other teaching positions at the Mayo Medical School since 1975.

Qualifications: Dr. Prendergast is a prominent medical clinician, researcher, and academician. He has extensive experience in senior-most administration at Mayo Clinic, a major medical institution, and as director of its renowned cancer center. He has special expertise in two critical areas for Lilly—oncology and personalized medicine. As a medical doctor, he brings an important practicing-physician perspective to the board’s deliberations.

Board committees: public policy and compliance; science and technology

Kathi P. Seifert	Age 62	Director since 1995

Retired Executive Vice President, Kimberly-Clark Corporation

Ms. Seifert served as executive vice president for Kimberly-Clark Corporation until June 2004. She joined Kimberly-Clark in 1978 and served in several capacities in connection with both the domestic and international consumer-products businesses. Prior to joining Kimberly-Clark, Ms. Seifert held management positions at Procter & Gamble, Beatrice Foods, and Fort Howard Paper Company. She is chairman of Katapult, LLC. Ms. Seifert serves on the boards of Supervalu Inc.; Revlon Consumer Products Corporation; Lexmark International, Inc.; Appleton Papers Inc.; the U.S. Fund for UNICEF; and the Fox Cities Performing Arts Center.

Qualifications: Ms. Seifert is a retired senior executive of Kimberly-Clark, a global consumer products company. She has strong expertise in consumer marketing and brand management, having led sales and marketing for several worldwide brands, with a special focus on consumer health. She has extensive corporate governance experience through her other board positions.

Board committees: audit; compensation

Class of 2014

The following four directors will continue in office until 2014.

Michael L. Eskew	Age 62	Director since 2008

Former Chairman and Chief Executive Officer, United Parcel Service, Inc.

Mr. Eskew served as chairman and chief executive officer of United Parcel Service, Inc., from January 2002 until December 2007. He continues to serve on the UPS board of directors. Mr. Eskew began his UPS career in 1972 as an industrial engineering manager and held various positions of increasing responsibility, including time with UPS’s operations in Germany and with UPS Airlines. In 1993, Mr. Eskew was named corporate vice president for industrial engineering. Two years later he became group vice president for engineering. In 1998, he was elected to the UPS board of directors. In 1999, Mr. Eskew was named executive vice president and a year later was given the additional title of vice chairman. He serves as chairman of the board of trustees of The Annie E. Casey Foundation. Mr. Eskew also serves on the boards of 3M Corporation and IBM Corporation.

Qualifications: Mr. Eskew has CEO experience with UPS, where he established a record of success in managing complex worldwide operations, strategic planning, and building a strong consumer-brand focus. He is an audit committee financial expert, based on his CEO experience and his service on other U.S. company audit committees. He has extensive corporate governance experience through his service on the boards of other companies.

Board committees: audit (chair); compensation

Alfred G. Gilman, M.D., Ph.D.	Age 70	Director since 1995

Chief Scientific Officer, Cancer Prevention and Research Institute of Texas

Dr. Gilman is the chief scientific officer of the Cancer Prevention and Research Institute of Texas and regental professor of pharmacology emeritus at the University of Texas Southwestern Medical Center at Dallas. Dr. Gilman was on the faculty of the University of Virginia School of Medicine from 1971 to 1981 and was named a professor of pharmacology there in 1977. He previously served as executive vice president for academic affairs and provost of the University of Texas Southwestern Medical Center at Dallas, dean of the University of Texas Southwestern Medical School, and professor of pharmacology at the University of Texas Southwestern Medical Center. He held the Raymond and Ellen Willie Distinguished Chair of Molecular Neuropharmacology; the Nadine and Tom Craddick Distinguished Chair in Medical Science; and the Atticus James Gill, M.D., Chair in Medical Science at the university and was named a regental professor in 1995. He is a director of Regeneron Pharmaceuticals, Inc. Dr. Gilman was a recipient of the Nobel Prize in Physiology or Medicine in 1994.

Qualifications: Dr. Gilman is a Nobel Prize-winning pharmacologist, researcher, and professor. He has deep expertise in basic science, including mechanisms of drug action, and experience with pharmaceutical discovery research. As the former dean of a major medical school, he brings to the board important perspectives of both the academic and practicing medical communities.

Board committees: public policy and compliance; science and technology (chair)

Karen N. Horn, Ph.D.	Age 68	Director since 1987

Retired President, Private Client Services, and Managing Director, Marsh, Inc.

Ms. Horn will serve as the board’s lead director until April 2012. She served as president of private client services and managing director of Marsh, Inc. from 1999 until her retirement in 2003. Prior to joining Marsh, she was senior managing director and head of international private banking at Bankers Trust Company; chairman and chief executive officer of Bank One, Cleveland, N.A.; president of the Federal Reserve Bank of Cleveland; treasurer of Bell Telephone Company of Pennsylvania; and vice president of First National Bank of Boston. Ms. Horn serves as director of T. Rowe Price Mutual Funds; Simon Property Group, Inc.; and Norfolk Southern Corporation and vice chairman of the U.S. Russia Foundation. She previously served on the board of Fannie Mae and Georgia-Pacific Corporation. Ms. Horn has been senior managing director of Brock Capital Group since 2004.

Qualifications: Ms. Horn is a former CEO with extensive experience in various segments of the financial industry, including banking and financial services. Through her for-profit and her public-private partnership work, she has significant experience in international economics and finance. Ms. Horn has extensive corporate governance experience through service on other public company boards in a variety of industries.

Board committees: compensation (chair); directors and corporate governance

John C. Lechleiter, Ph.D.	Age 58	Director since 2005

Chairman, President, and Chief Executive Officer

Dr. Lechleiter is chairman, president, and chief executive officer of Eli Lilly and Company. He served as president and chief operating officer from 2005 to 2008. He joined Lilly in 1979 as a senior organic chemist and has held management positions in England and the U.S. He was named vice president of pharmaceutical product development in 1993 and vice president of regulatory affairs in 1994. In 1996, he was named vice president for development and regulatory affairs. Dr. Lechleiter became senior vice president of pharmaceutical products in 1998 and executive vice president for pharmaceutical products and corporate development in 2001. He was named executive vice president for pharmaceutical operations in 2004. He is a member of the American Chemical Society and the Business Roundtable. Dr. Lechleiter serves as chairman-elect of Pharmaceutical Research and Manufacturers of America (PhRMA), and on the boards of United Way Worldwide, Xavier University (Cincinnati, Ohio), Life Sciences Foundation, and the Central Indiana Corporate Partnership. He also serves on the board of Nike, Inc.

Qualifications: Dr. Lechleiter is our chairman, president, and chief executive officer. Under our corporate governance guidelines, the CEO is expected to serve on the board of directors. Dr. Lechleiter, a Ph.D. chemist, has over 30 years of experience with the company in a variety of roles of increasing responsibility in research and development, sales and marketing, and corporate administration. As a result, he has a deep understanding of pharmaceutical research and development, sales and marketing, strategy, and operations. He also has significant corporate governance experience through service on other public company boards.

Board committees: none

Highlights of the Company’s Corporate Governance Guidelines

The following summary provides highlights of the company’s guidelines established by the board of directors. A complete copy of the guidelines is available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.

I. Role of the Board

The directors are elected by the shareholders to oversee the actions and results of the company’s management. Their responsibilities include:

•	providing general oversight of the business
•	approving corporate strategy
•	approving major management initiatives
•	providing oversight of legal and ethical conduct
•	overseeing the company’s management of significant business risks
•	selecting, compensating, and evaluating directors
•	evaluating board processes and performance
•	selecting, compensating, evaluating, and, when necessary, replacing the chief executive officer, and compensating other senior executives
•	ensuring that a succession plan is in place for all senior executives.

II. Composition of the Board

Mix of Independent Directors and Officer-Directors

There should always be a substantial majority (75 percent or more) of independent directors. The chief executive officer should be a board member. Other officers may, from time to time, be board members, but no officer other than the chief executive officer should expect to be elected to the board by virtue of his or her position in the company.

Selection of Director Candidates

The board selects candidates for board membership and establishes the criteria to be used in identifying potential candidates. The board delegates the screening process to the directors and corporate governance committee. For more information on the director nomination process, including the current selection criteria, see “Directors and Corporate Governance Committee Matters.”

Independence Determinations

The board annually determines the independence of directors based on a review by the directors and corporate governance committee. No director is considered independent unless the board has determined that he or she has no material relationship with the company, either directly or as a partner, significant shareholder, or officer of an organization that has a material relationship with the company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. To evaluate the materiality of any such relationship, the board has adopted categorical independence standards consistent with the New York Stock Exchange (NYSE) listing standards, except that the “look-back period” for determining whether a director’s prior relationship with the company impairs independence is extended from three to four years.

Specifically, a director is not considered independent if (i) the director or an immediate family member is a current partner of the company’s independent auditor (currently Ernst & Young LLP); (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last four years (but is no longer) a partner or employee of such firm and personally worked on our audit within that time.

In addition, a director is not considered independent if any of the following relationships existed within the previous four years:

•

a director who is an employee of the company, or whose immediate family member is an executive officer of the company. Temporary service by an independent director as interim chairman or chief executive officer will not disqualify the director from being independent following completion of that service.

•

a director who receives any direct compensation from the company other than the director’s normal director compensation, or whose immediate family member receives more than $120,000 per year in direct compensation from the company other than for service as a nonexecutive employee.

•

a director who is employed (or whose immediate family member is currently employed as an executive officer) by another company where any Lilly executive officer serves on the compensation committee of that company’s board.

•

a director who is currently employed by, who is a 10 percent shareholder of, or whose immediate family member is currently employed as an executive officer of a company that makes payments to or receives payments from Lilly for property or services that exceed the greater of $1 million or 2 percent of that company’s consolidated gross revenue in a single fiscal year.

•

a director who is a current executive officer of a nonprofit organization that receives grants or contributions from the company exceeding the greater of $1 million or 2 percent of that organization’s consolidated gross revenue in a single fiscal year.

Members of board committees must meet all applicable independence tests of the NYSE, Securities and Exchange Commission (SEC), and Internal Revenue Service (IRS).

The directors and corporate governance committee determined that all 13 nonemployee directors listed below are independent, and that the members of each committee also meet the independence standards referenced above. The committee recommended this conclusion to the board and explained the basis for its decision, and this conclusion was adopted by the board. The committee and the board determined that none of the 13 directors has had during the last four years (i) any of the relationships listed above or (ii) any other material relationship with the company that would compromise his or her independence. In reaching this conclusion, the directors and corporate governance committee reviewed directors’ responses to a questionnaire asking about their relationships with the company and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the company and the directors or parties related to the directors. The table below includes a description of categories or types of transactions, relationships, or arrangements considered by the board in reaching its determinations. All of these transactions were entered into at arm’s length in the normal course of business and, to the extent they are commercial relationships, have standard commercial terms. None of these transactions exceeded the thresholds described above or otherwise compromises the independence of the named directors.

Name	Independent	Transactions/Relationships/Arrangements
Mr. Alvarez	Yes	None
Dr. Baicker	Yes	Payments to Harvard University totalling approximately $2.3 million (less than 0.1 percent of Harvard’s consolidated gross revenue), primarily for medical research
Sir Winfried Bischoff	Yes	None
Mr. Eskew	Yes	None
Dr. Feldstein	Yes	Payments to Harvard University totalling approximately $2.3 million (less than 0.1 percent of Harvard’s consolidated gross revenue), primarily for medical research
Mr. Fyrwald	Yes	Purchases of products and services from Ecolab totalling approximately $1.0 million (less than 0.1 percent of Ecolab’s consolidated gross revenue)
Dr. Gilman	Yes	None
Mr. Hoover	Yes	None
Ms. Horn	Yes	None
Ms. Marram	Yes	None
Mr. Oberhelman	Yes	None
Dr. Prendergast	Yes	Payments to the Mayo Clinic and the Mayo Foundation totalling approximately $2.2 million (less than 0.1 percent of Mayo’s consolidated gross revenue), primarily for medical research
Ms. Seifert	Yes	None

Director Tenure

Subject to the company’s charter documents, the following are the board’s expectations for director tenure:

•	A company officer-director, including the chief executive officer, will resign from the board at the time he or she retires or otherwise ceases to be an active employee of the company.
•	Nonemployee directors will retire from the board not later than the annual meeting of shareholders that follows their seventy-second birthday.
•	Directors may stand for reelection even though the board’s retirement policy would prevent them from completing a full three-year term.
•

A nonemployee director who retires or changes principal job responsibilities will offer to resign from the board. The directors and corporate governance committee will assess the situation and recommend to the board whether to accept the resignation.

•

The directors and corporate governance committee also considers the contributions of individual directors at least every three years when considering whether to recommend nominating the director to a new three-year term.

Other Board Service

Effective November 1, 2009, no new director may serve on more than three other public company boards, and no incumbent director may accept new positions on public company boards that would result in service on more than three other public company boards. The directors and corporate governance committee or the chair of that committee may approve exceptions to this limit upon a determination that such additional service will not impair the director’s effectiveness on the board.

Voting for Directors

In an uncontested election, any nominee for director who fails to receive a majority of the votes cast shall promptly tender his or her resignation following certification of the shareholder vote. The directors and corporate governance committee will consider the resignation offer and recommend to the board whether to accept it. The board will act on the committee’s recommendation within 90 days following certification of the shareholder vote. Board action on the matter will require the approval of a majority of the independent directors.

The company will disclose the board’s decision on a Form 8-K within four business days after the decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons why the board rejected the director’s resignation. If the resignation is accepted, the directors and corporate governance committee will recommend to the board whether to fill the vacancy or reduce the size of the board.

Any director who tenders his or her resignation under this provision will not participate in the committee or board deliberations regarding the resignation offer. If all members of the directors and corporate governance committee fail to receive a majority of the votes cast at the same election, the independent directors who did receive a majority of the votes cast will appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.

III. Director Compensation and Equity Ownership

The directors and corporate governance committee annually reviews board compensation. Any recommendations for changes are made to the board by the committee.

Directors should hold meaningful equity ownership positions in the company; accordingly, a significant portion of director compensation is in the form of Lilly stock. Directors are required to hold Lilly stock valued at not less than five times their annual cash retainer; new directors are allowed five years to reach this ownership level.

IV. Key Board Responsibilities

Selection of Chairman and Chief Executive Officer; Succession Planning

The board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a lead director position to further strengthen the governance structure. The board believes this provides an efficient and effective leadership model for the company. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. To assure effective independent oversight, the board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined lead director role (see below for a full description of the role)
•	executive sessions of the independent directors after every regular board meeting
•	annual performance evaluations of the chairman and CEO by the independent directors.

However, no single leadership model is right for all companies and at all times. Depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the board periodically reviews its leadership structure.

The lead director recommends to the board an appropriate process by which a new chairman and CEO will be selected. The board has no required procedure for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

A key responsibility of the CEO and the board is ensuring that an effective process is in place to provide continuity of leadership over the long term. Each year, succession-planning reviews culminate in a detailed review of top leadership talent by the compensation committee and a summary review by the independent directors as a whole. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing, and development plans for the highest-potential candidates.

In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of his or her responsibilities in the event of an emergency or his or her sudden departure, incapacitation, or death.

Evaluation of Chief Executive Officer

The lead director is responsible for leading the independent directors in executive session to assess the performance of the chief executive officer at least annually. The results of this assessment are reviewed with the chief executive officer and considered by the compensation committee in establishing the chief executive officer’s compensation for the next year.

Corporate Strategy

Once each year, the board devotes an extended meeting with senior management to discuss the strategic issues and opportunities facing the company, allowing the board an opportunity to provide direction for the corporate strategic plan. These strategy sessions also provide the board an opportunity to interact extensively with the company’s senior leadership team. This assists the board in its succession-management responsibilities.

Throughout the year, significant corporate strategy decisions are brought to the board in a timely way for its consideration.

Code of Ethics

The board approves the company’s code of ethics. This code is set out in:

•	The Red Book, a comprehensive code of ethical and legal business conduct applicable to all employees worldwide and to our board of directors
•

Code of Ethical Conduct for Lilly Financial Management, a supplemental code for our chief executive officer and all members of financial management that recognizes the unique responsibilities of those individuals in assuring proper accounting, financial reporting, internal controls, and financial stewardship.

Both documents are available online at http://www.lilly.com/about/compliance/conduct/ or in paper form upon request to the company’s corporate secretary.

The audit committee and public policy and compliance committee assist in the board’s oversight of compliance programs with respect to matters covered in the code of ethics.

Risk Oversight

The company has an enterprise risk management program overseen by its chief ethics and compliance officer and senior vice president of enterprise risk management, who reports directly to the CEO and is a member of the company’s top leadership committee. Enterprise risks are identified and prioritized by management, and the top prioritized risks are assigned to a board committee or the full board for oversight. For example, strategic risks are typically overseen by the full board; financial risks are overseen by the audit or finance committee; compliance and reputational risks are typically overseen by the public policy and compliance committee; and scientific risks are overseen by the science and technology committee. Management periodically reports on each such risk to the relevant committee or the board. The enterprise risk management program as a whole is reviewed annually at a joint meeting of the audit and public policy and compliance committees, and enterprise risks are also addressed at the annual board strategy session. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee. Also, the compensation committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking. The board’s role in the oversight of risk had no effect on the board’s leadership structure.

V. Functioning of the Board

Executive Sessions of Directors

The independent directors meet alone in executive session and in private session with the CEO at every regularly scheduled board meeting.

Lead Director

The board annually appoints a lead director from among the independent directors. Currently the lead director is Ms. Horn, but effective in April 2012, Ms. Marram will become lead director. The board has no set policy for rotation of the lead director role but believes that periodic rotation is appropriate. The lead director:

•	leads the board’s processes for selecting and evaluating the CEO;
•

presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors unless the directors decide that, due to the subject matter of the session, another independent director should preside;

•	serves as a liaison between the chairman and the independent directors;
•	approves meeting agendas and schedules and generally approves information sent to the board;
•	has the authority to call meetings of the independent directors; and
•	has the authority to retain advisors to the independent directors.

Conflicts of Interest

Occasionally a director’s business or personal relationships may give rise to an interest that conflicts, or appears to conflict, with the interests of the company. Directors must disclose to the company all relationships that create a conflict or an appearance of a conflict. The board, after consultation with counsel, takes appropriate steps to identify actual or apparent conflicts and ensure that all directors voting on an issue are disinterested. A director will be excused from discussions on the issue, as appropriate.

To avoid any conflict or appearance of a conflict, board decisions on certain matters of corporate governance are made solely by the independent directors. These include executive compensation and the selection, evaluation, and removal of the CEO.

Review and Approval of Transactions with Related Persons

The board has adopted a written policy and written procedures for review, approval, and monitoring of transactions involving the company and related persons (directors and executive officers, their immediate family members, or shareholders of 5 percent or greater of the company’s outstanding stock). The policy covers any related-person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

•

Policy. Related-person transactions must be approved by the board or by a committee of the board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the company. In considering the transaction, the board or committee will consider all relevant factors, including:

—	the company’s business rationale for entering into the transaction;
—	the alternatives to entering into a related-person transaction;
—	whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally;
—	the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and
—	the overall fairness of the transaction to the company.

The board or relevant committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the company to amend or terminate the transaction.

•	Procedures.
—

Management or the affected director or executive officer will bring the matter to the attention of the chairman, the lead director, the chair of the directors and corporate governance committee, or the secretary.

—

The chairman and the lead director shall jointly determine (or, if either is involved in the transaction, the other shall determine in consultation with the chair of the directors and corporate governance committee) whether the matter should be considered by the board or by one of its existing committees consisting only of independent directors.

—	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
—	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.
—	The board or relevant committee will review the transaction annually to determine whether it continues to be in the company’s best interests.

The board has approved only the following related-party transactions. Dr. John Bamforth, senior director, global cardiovascular and urology, Lilly Bio-Medicines, is the spouse of Dr. Susan Mahony, senior vice president and president, Lilly Oncology, and has been employed by the company for over 20 years. In 2011, he was paid approximately $390,000 in cash compensation, and he received grants under the company’s performance-based equity program valued at approximately $56,000 based upon the fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Similarly, Mr. Myles O’Neill, senior vice president, global drug products, is the spouse of Dr. Fionnuala Walsh, senior vice president, global quality, and has been employed by the company for approximately 10 years. His cash compensation in 2011 was approximately $450,000 and his equity grants were valued at approximately $130,000. Both Dr. Bamforth and Mr. O’Neill participate in the company’s benefit programs generally available to U.S. employees, and their compensation was established in accordance with the company’s compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Orientation of New Directors; Director Education

A comprehensive orientation process is in place for new directors. In addition, directors receive ongoing continuing education through educational sessions at meetings, the annual strategy retreat, and periodic communications between meetings. We hold periodic mandatory training sessions for the audit committee, to which other directors and executive officers are invited. We also afford directors the opportunity to attend external director education programs.

Director Access to Management and Independent Advisors

Independent directors have direct access to members of management whenever they deem it necessary. The company’s executive officers attend at least part of each regularly scheduled board meeting. The independent directors and committees are also free to retain their own independent advisors, at company expense, whenever they feel it would be desirable to do so. In accordance with NYSE listing standards, the audit, compensation, and directors and corporate governance committees have sole authority to retain independent advisors to their respective committees.

Assessment of Board Processes and Performance

The directors and corporate governance committee annually assesses the performance of the board, its committees, and board processes based on inputs from all directors.

Committees of the Board of Directors

Number, Structure, and Independence

The duties and membership of the six board-appointed committees are described below. Only independent directors may serve on the committees.

Committee membership and selection of committee chairs are recommended to the board by the directors and corporate governance committee after consulting the chairman of the board and after considering the backgrounds, skills, and desires of the board members. The board has no set policy for rotation of committee members or chairs but annually reviews committee memberships and chair positions, seeking the best blend of continuity and fresh perspectives on the committees.

Functioning of Committees

Each committee reviews and approves its own charter annually, and the directors and corporate governance committee reviews and approves all committee charters annually. The chair of each committee determines the frequency and agenda of committee meetings. In addition, the audit, compensation, and public policy and compliance committees meet alone in executive session on a regular basis; all other committees meet in executive session as needed.

All six committee charters are available online at http://investor.lilly.com/governance.cfm.

Audit Committee

The duties of the audit committee are described in the “Audit Committee Report” below.

Compensation Committee

The duties of the compensation committee are described in the “Compensation Committee Matters” section, and the “Compensation Committee Report” below.

Directors and Corporate Governance Committee

The duties of the directors and corporate governance committee are described in the “Directors and Corporate Governance Committee Matters” section below.

Finance Committee

The finance committee reviews and makes recommendations regarding capital structure and strategies, including dividends, stock repurchases, capital expenditures, investments, financings and borrowings, financial risk management, and significant business-development projects.

Public Policy and Compliance Committee

The public policy and compliance committee:

•	oversees the processes by which the company conducts its business so that the company will do so in a manner that complies with laws and regulations and reflects the highest standards of integrity
•	reviews and makes recommendations regarding policies, practices, and procedures of the company that relate to public policy and social, political, and economic issues.

Science and Technology Committee

The science and technology committee:

•	reviews and makes recommendations regarding the company’s strategic research goals and objectives
•	reviews new developments, technologies, and trends in pharmaceutical research and development
•	oversees matters of scientific and medical integrity and risk management.

Membership and Meetings of the Board and Its Committees

In 2011, each director attended more than 82 percent of the total number of meetings of the board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meeting of shareholders, and all the directors attended in 2011. Current committee membership and the number of meetings of the board and each committee in 2011 are shown in the table below.

Name	Board	Audit	Compensation	Directors and Corporate Governance	Finance	Public Policy and Compliance	Science and Technology
Mr. Alvarez	Member				Member	Member	Member
Dr. Baicker	Member					Member
Sir Winfried Bischoff	Member			Member	Chair
Mr. Eskew	Member	Chair	Member
Dr. Feldstein	Member	Member			Member	Chair
Mr. Fyrwald	Member					Member	Member
Dr. Gilman	Member					Member	Chair
Mr. Hoover	Member	Member	Member
Ms. Horn	Lead Director		Chair	Member
Dr. Lechleiter	Chair
Ms. Marram [1]	Member		Member	Chair
Mr. Oberhelman	Member	Member			Member
Dr. Prendergast	Member					Member	Member
Ms. Seifert	Member	Member	Member
Number of 2011 Meetings	10	11	7	6	7	8	7

[1]	Ms. Marram will take over as lead director in April 2012.

Director Compensation

Director compensation is reviewed and approved annually by the board, on the recommendation of the directors and corporate governance committee. Directors who are employees receive no additional compensation for serving on the board or its committees.

Cash Compensation

In 2011, the company provided nonemployee directors with an annual retainer of $100,000 (payable in monthly installments). In addition, certain board roles receive additional annual retainers:

•	$3,000 for audit committee and science and technology committee members
•	$12,000 for committee chairs ($18,000 for audit committee chair and $15,000 for science and technology committee chair)
•	$30,000 for the lead director.

Directors are reimbursed for customary and usual travel expenses.

Stock Compensation

Stock compensation for nonemployee directors consists of shares of company stock equaling $145,000, deposited annually in a deferred stock account in the Lilly Directors’ Deferral Plan (as described below), payable after service on the board has ended.

Lilly Directors’ Deferral Plan

This plan allows nonemployee directors to defer receipt of all or part of their cash compensation until after their service on the board has ended. Each director can choose to invest the funds in one or both of two accounts:

•

Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred cash compensation in company stock. In addition, the annual award of shares to each director noted above (3,990 shares in 2011) is credited to this account on a pre-set annual date. Funds in this account are credited as hypothetical shares of company stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are “reinvested” in additional shares based on the market price of the stock on the date dividends are paid. Actual shares are issued or transferred after the director ends his or her service on the board.

•

Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code. The aggregate amount of interest that accrued in 2011 for the participating directors was $155,178, at a rate of 4.2 percent. The rate for 2012 is 3.3 percent.

Both accounts may be paid in a lump sum or in annual installments for up to 10 years, beginning the second January following the director’s departure from the board. Amounts in the deferred stock account are paid in shares of company stock.

Director Compensation

In 2011, we provided the following compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	All Other Compensation and Payments ($) [3]	Total ($) [4]
Mr. Alvarez	$107,500	$145,000	$0	$252,500
Dr. Baicker	$8,333	—	$0	$8,333
Sir Winfried Bischoff	$112,000	$145,000	$0	$257,000
Mr. Eskew	$121,000	$145,000	$0	$266,000
Dr. Feldstein	$115,000	$145,000	$18,000	$278,000
Mr. Fyrwald	$103,000	$145,000	$15,000	$263,000
Dr. Gilman	$118,000	$145,000	$12,000	$275,000
Mr. Hoover	$107,500	$145,000	$30,000	$282,500
Ms. Horn	$142,000	$145,000	$6,575	$293,575
Ms. Marram	$112,000	$145,000	$30,000	$287,000
Mr. Oberhelman	$107,500	$145,000	$25,000	$277,500
Dr. Prendergast	$103,000	$145,000	$0	$248,000
Ms. Seifert	$103,000	$145,000	$4,150	$252,150

[1]	In 2011, Mr. Hoover deferred $107,500 in cash compensation into his deferred stock account (2,921 shares) under the “Lilly Directors’ Deferral Plan” (further described above).
[2]

Each nonemployee director received an award of stock valued at $145,000 (3,990 shares). This stock award and all prior stock awards are fully vested in that they are not subject to forfeiture; however, the shares are not issued until the director ends his or her service on the board, as further described above under “Lilly Directors’ Deferral Plan.” The column shows the grant date fair value for each director’s stock award. Aggregate outstanding stock awards are shown in the “Common Stock Ownership by Directors and Executive Officers” table in the “Directors’ Deferral Plan Shares” column. Aggregate outstanding stock options as of December 31, 2011 are shown in the table below. Nonemployee directors received no stock options in 2011. The company discontinued granting stock options to nonemployee directors in 2005. All outstanding stock options are currently under water, meaning they have no realizable value.

Name	Outstanding Stock Options (Exercisable)	Weighted Average Exercise Price
Mr. Alvarez	—	—
Dr. Baicker	—	—
Sir Winfried Bischoff	8,400	$68.96
Mr. Eskew	—	—
Dr. Feldstein	8,400	$68.96
Mr. Fyrwald	—	—
Dr. Gilman	8,400	$68.96
Mr. Hoover	—	—
Ms. Horn	8,400	$68.96
Ms. Marram	5,600	$65.48
Mr. Oberhelman	—	—
Dr. Prendergast	8,400	$68.96
Ms. Seifert	8,400	$68.96

[3]

This column consists of amounts donated by the Eli Lilly and Company Foundation, Inc. under its matching gift program, which is generally available to U.S. employees as well as the outside directors. Under this program, the foundation matched 100 percent of charitable donations over $25 made to eligible charities, up to a maximum of $30,000 per year for each individual. The foundation matched these donations via payments made directly to the recipient charity.

[4]	Directors do not participate in a company pension plan or non-equity incentive plan.

Directors and Corporate Governance Committee Matters

Overview

The directors and corporate governance committee recommends to the board candidates for membership on the board and board committees and for lead director. The committee also oversees matters of corporate governance, including board performance, director independence and compensation, and the corporate governance guidelines. The committee’s charter is available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.

All committee members are independent as defined in the NYSE listing requirements.

Director Qualifications

The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly-traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields.

Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The board is particularly interested in maintaining a mix that includes the following backgrounds:

•	active or retired chief executive officers and senior executives, particularly those with experience in operations, finance, accounting, banking, marketing, and sales
•	international business
•	medicine and science
•	government and public policy
•	health care system (public or private).

Finally, board members should display the personal attributes necessary to be an effective director: unquestioned integrity; sound judgment; independence in fact and mindset; ability to operate collaboratively; and commitment to the company, its shareholders, and other constituencies.

Our board members represent a desirable mix of backgrounds, skills, and experiences, and they all share the personal attributes of effective directors described above. The board monitors the effectiveness of this approach via an annual internal board assessment as well as ongoing director succession planning discussions by the directors and corporate governance committee. Specific experiences and skills of our independent directors are included in ”Director Biographies” above.

Director Nomination Process

The board delegates the screening process to the directors and corporate governance committee, which receives direct input from other board members. Potential candidates are identified through recommendations from several sources, including:

•	incumbent directors
•	management
•	shareholders
•	independent executive search firms that may be retained by the committee to assist in locating and screening candidates meeting the board’s selection criteria.

The committee employs the same process for evaluating all candidates, including those submitted by shareholders. The committee initially evaluates a candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the committee’s initial evaluation is favorable, the committee, assisted by management or the search firm, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the chairman of the board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the committee makes a final recommendation to the board to nominate the candidate for election by the shareholders (or to select the candidate to fill a vacancy, as applicable). Dr. Baicker, who is standing for election, was referred to the committee by an independent incumbent director.

Process for Submitting Recommendations and Nominations

A shareholder who wishes to recommend a director candidate for evaluation by the committee should forward the candidate’s name and information about the candidate’s qualifications to the chair of the directors and corporate governance committee, in care of the corporate secretary, at Lilly Corporate Center, Indianapolis, Indiana 46285. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board.

Under Section 1.9 of the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2013 annual meeting (i.e., to propose a candidate for election who is not otherwise nominated by the board through the recommendation process described above) must give the company written notice by November 5, 2012 and no earlier than September 6, 2012. The notice should be addressed to the corporate secretary at Lilly Corporate Center, Indianapolis, Indiana 46285. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate as described in more detail in Section 1.9 of the bylaws. A copy of the bylaws is available online at http://investor.lilly.com/governance.cfm. The bylaws will also be provided by mail without charge upon request to the corporate secretary.

Audit Committee Matters

Audit Committee Membership

All members of the audit committee are independent as defined in the SEC regulations and NYSE listing standards applicable to audit committee members. The board of directors has determined that Mr. Eskew, Mr. Hoover, and Mr. Oberhelman are audit committee financial experts, as defined in the rules of the SEC.

Audit Committee Report

The audit committee (“we” or “the committee”) reviews the company’s financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, we have met and held discussions with management and the independent auditor. Management represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles (GAAP), and we have reviewed and discussed the audited financial statements and related disclosures with management and the independent auditor, including a review of the significant management judgments underlying the financial statements and disclosures.

The independent auditor reports to us. We have sole authority to appoint and to replace the independent auditor.

We have discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, we have received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding communications with the audit committee concerning independence, and have discussed with the independent auditor the auditor’s independence from the company and its management. In concluding that the auditor is independent, we determined, among other things, that the nonaudit services provided by Ernst & Young LLP (as described below) were compatible with its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, we have adopted policies to avoid compromising the independence of the independent auditor, such as prior committee approval of nonaudit services and required audit partner rotation.

We discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. We periodically meet with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. We also periodically meet in executive session.

In reliance on the reviews and discussions referred to above, we recommended to the board (and the board subsequently approved the recommendation) that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. We have also appointed the company’s independent auditor, subject to shareholder ratification, for 2012.

Audit Committee

Michael L. Eskew, Chair

Martin S. Feldstein, Ph.D.

R. David Hoover

Douglas R. Oberhelman

Kathi P. Seifert

Services Performed by the Independent Auditor

The audit committee preapproves all services performed by the independent auditor, in part to assess whether the provision of such services might impair the auditor’s independence. The committee’s policy and procedures are as follows:

•

The committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Audit services include internal controls attestation work under Section 404 of the Sarbanes-Oxley Act. The committee may also preapprove other audit services, which are those services that only the independent auditor reasonably can provide.

•

Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent auditor. The committee believes that the provision of these services does not impair the independence of the auditor.

•	Tax services. The committee believes that, in appropriate cases, the independent auditor can provide tax compliance services, tax planning, and tax advice without impairing the auditor’s independence.
•

The committee may approve other services to be provided by the independent auditor if (i) the services are permissible under SEC and PCAOB rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the services.

•

Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other engagements known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval. To the extent approvals are required between regularly scheduled committee meetings, preapproval authority is delegated to the committee chair.

For each engagement, management provides the committee with information about the services and fees, sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the auditor.

After the end of the audit year, management provides the committee with a summary of the actual fees incurred for the completed audit year.

Independent Auditor Fees

The following table shows the fees incurred for services rendered on a worldwide basis by the company’s independent auditor in 2011 and 2010. All such services were preapproved by the committee in accordance with the preapproval policy.

	2011 (millions)	2010 (millions)
Audit Fees •Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley 404 attestation •Reviews of quarterly financial statements •Other services normally provided by the auditor in connection with statutory and regulatory filings	$9.1	$8.7
Audit-Related Fees •Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements — 2011 and 2010: primarily related to employee benefit plan and other ancillary audits, and due diligence services on potential and completed acquisitions	$1.3	$0.8
Tax Fees •2011 and 2010: primarily related to consulting and compliance services	$2.9	$0.9
All Other Fees •2011: primarily related to integration services for an acquisition •2010: primarily related to compliance services outside the U.S.	$0.9	$0.1
Total	$14.2	$10.5

Compensation Committee Matters

Scope of Authority

The compensation committee oversees the company’s global compensation philosophy and establishes the compensation of executive officers. The committee also acts as the oversight committee with respect to the company’s deferred compensation plans, management stock plans, and other management incentive compensation programs. The committee may delegate authority to company officers for day-to-day plan administration and interpretation, including selecting participants, determining award levels within plan parameters, and approving award documents. However, the committee may not delegate any authority for matters affecting the executive officers.

The Committee’s Processes and Procedures

The committee’s primary processes for establishing and overseeing executive compensation can be found in the “Compensation Discussion and Analysis” section under “The Committee’s Processes and Analyses” below. Additional processes and procedures include:

•

Meetings. The committee meets several times each year (7 times in 2011). Committee agendas are approved by the committee chair in consultation with the committee’s independent compensation consultant. The committee meets in executive session after each meeting.

•

Role of independent consultant. The committee has retained Cimi B. Silverberg of Frederic W. Cook & Co., Inc., as its independent compensation consultant to assist the committee. Ms. Silverberg reports directly to the committee, and neither she nor her firm is permitted to perform any services for management. The consultant’s duties include the following:

—	review committee agendas and supporting materials in advance of each meeting and raise questions with the company’s global compensation group and the committee chair as appropriate
—	review the company’s total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness
—	review the company’s executive compensation program and advise the committee of plans or practices that might be changed in light of evolving best practices
—	provide independent analyses and recommendations to the committee on the CEO’s pay
—	review draft “Compensation Discussion and Analysis” and related tables for the proxy statement
—	proactively advise the committee on best practices for board governance of executive compensation
—	undertake special projects at the request of the committee chair.

The consultant interacts directly with members of company management only on matters under the committee’s oversight and with the knowledge and permission of the committee chair.

•

Role of executive officers and management. With the oversight of the CEO and the senior vice president of human resources, the company’s global compensation group formulates recommendations on compensation philosophy, plan design, and the specific compensation recommendations for executive officers (other than the CEO, as noted below). The CEO gives the committee a performance assessment and compensation recommendation for each of the other executive officers. The committee considers those recommendations with the assistance of its compensation consultant. The CEO and the senior vice president of human resources attend committee meetings but are not present for executive sessions or for any discussion of their own compensation. (Only nonemployee directors and the committee’s consultant attend executive sessions.)

The CEO normally does not participate in the formulation or discussion of his pay recommendations; however, as he did for the past two years, Dr. Lechleiter requested that no increases be made to his base salary or incentive targets for 2012. The CEO has no prior knowledge of the recommendations that the consultant makes to the committee.

•

Risk assessment. With the help of its compensation consultant, in 2011 the committee reviewed the company’s compensation policies and practices for all employees, including executive officers. The committee concluded that the company’s compensation programs will not have a material adverse effect on the company, after reviewing the business risks identified in the annual enterprise risk management assessment process. The committee noted several design features of the company’s cash and equity incentive programs that reduce the likelihood of inappropriate risk-taking:

—	cash and equity and short-term and long-term incentive compensation are balanced
—	incentive plans include a range of payout opportunities below and above target
—	incentive payouts are capped at appropriate levels
—	multiple measures/goals and different measurement periods are used across our incentive plans
—	company performance targets and individual incentive payment targets are set using multiple inputs

—	a blend of internal and external measures is used across multiple incentive plans
—	the cost of incentive program payouts is included when determining payout results
—	performance objectives are appropriately difficult
—	the bonus program has a continuum of payout levels for individual performance
—	meaningful share ownership requirements exist for all members of senior management.

The committee concluded that, for all employees, the company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Compensation Committee Interlocks and Insider Participation

None of the compensation committee members:

•	has ever been an officer or employee of the company
•	is or was a participant in a related-person transaction in 2011 (see “Review and Approval of Transactions with Related Persons” for a description of our policy on related-person transactions)
•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Compensation Discussion and Analysis

Summary

Executive compensation for 2011 aligned well with the objectives of our compensation philosophy and with our performance, driven by these factors:

•  The company exceeded corporate goals for revenue and earnings per share (EPS) as well as pipeline progress. Strong revenues of $24.3 billion against a goal of $23.2 billion and adjusted non-GAAP earnings per share (EPS) of $4.36 against a goal of $4.31 demonstrated good operational performance, as the company entered a challenging era of significant patent expirations. The pipeline also progressed well, with approvals of Tradjenta®, Bydureon®, and Cialis® for the treatment of benign prostatic hyperplasia, as well as several other milestones, five new molecular entities entered Phase III, and 61 percent of project milestones were met or accelerated. As a result, the annual cash incentive bonus paid out at 125 percent of target.

•  Two-year EPS growth fell in the middle range of our peer companies. Three-year stock price growth to $38.64 was under our target of $39.50. For the 2010-2011 Performance Award (PA), the annual cumulative compounded EPS growth rate was 9.0 percent, resulting in a payout of 109 percent of target to all participants. The company’s 2009-2011 Shareholder Value Award (SVA) fell short of its target payout price of $39.50; as a result, awards granted to executive officers and all other participants paid at 80 percent of target.

Highlights:

•  With the expiration of the Zyprexa® patent, the company enters a period of patent expirations

•  Very strong performance in advancing the pipeline

•  New bonus metrics include a pipeline progress metric and sales and EPS growth measured against corporate goals

•  No increase to CEO salary or incentive targets for 2010, 2011, or 2012

•

  A balanced program fosters employee achievement, retention, and engagement. We delivered a total compensation package composed of salary, performance-based cash and equity incentives, and a competitive employee benefits program. We implemented new bonus-plan metrics to drive innovation and retain and motivate employees during the next few years of patent expirations and business challenges. The new bonus metrics measure our revenue, EPS, and pipeline performance against internal goals. At the same time, we retained the external metrics of EPS growth versus our peers and stock price performance versus expected large-cap returns for our equity program. Together these elements reinforced pay-for-performance, provided balance between short- and long-term performance and between internal and external metrics, and encouraged employee retention and engagement.

In addition:

•

No increase in CEO target compensation since 2009. As he did for the past two years, and in light of the business challenges the company currently faces, Dr. Lechleiter requested, and the compensation committee approved, no increases to his 2012 salary or incentive targets.

•

The compensation committee reviewed the connection between compensation and risk. The committee reviewed our compensation programs and policies for features that may encourage excessive risk taking and found the overall program to be sound.

The Committee’s Processes and Analyses

Linking Business Strategy and Compensation Program Design

At Lilly, we aim to discover, develop, and acquire innovative new therapies—medicines that make a real difference for patients and deliver clear value for payers. In addition, we must continually improve productivity in all that we do. To achieve these goals, we must attract, engage, and retain highly-talented individuals who are committed to the company’s core values of integrity, excellence, and respect for people. Our compensation and benefits programs are based on these objectives:

Executive Compensation Philosophy: • Individual and company performance • Long-term focus • Consideration of both internal relativity and competitive pay • Efficient and egalitarian

•  Reflect individual and company performance. We link employees’ pay to individual and company performance.

— As employees assume greater responsibilities, more of their pay is linked to company performance and shareholder returns through increased participation in equity programs.

— We seek to deliver above-market compensation given top-tier individual and company performance, but below-market compensation where individual performance falls short of expectations or company performance lags the industry.

—

Our 2011 incentive programs used a combination of corporate financial goals and a pipeline metric (annual bonus), relative EPS growth as measured against the performance of our peer companies (PA), and TSR growth as measured by stock price goals (SVA). We design our programs to be simple and clear, so that employees can understand how their efforts affect their pay.

—

We balance the objectives of pay-for-performance and employee retention. Even during downturns in company performance, the program should continue to motivate and engage successful, high-achieving employees.

•

Foster a long-term focus. In our industry, long-term focus is critical to success and is consistent with our goal of retaining highly-talented employees as they build their careers. A competitive benefits program aids retention. As employees progress to higher levels of the organization, a greater portion of compensation is tied to long-term performance through our equity programs.

•

Provide compensation consistent with the level of job responsibility and reflective of the market. We seek internal pay relativity, meaning that pay differences among jobs should be commensurate with differences in job responsibility and impact. In addition, the committee compares the company’s programs with a peer group of global pharmaceutical companies. Pharmaceutical companies’ needs for scientific and sales and marketing talent are unique to the industry and we compete with these companies for talent.

•

Provide efficient and egalitarian compensation. We seek to deliver superior long-term shareholder returns and to share value created with employees in a cost-effective manner. While the amount of compensation reflects differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefits programs should be broadly similar across the organization.

•

Appropriately mitigate risk. The compensation committee reviews the company’s compensation policies and practices annually and works with management to ensure that program design does not inadvertently create inappropriate incentives.

•

Shareholder input. In establishing 2012 compensation, the committee considered the shareholder vote in 2011 on the compensation paid to named executive officers—more than 88 percent in favor. The committee viewed this vote as supportive of the company’s overall approach to executive compensation.

Setting Compensation

The compensation committee uses several tools to set compensation targets that meet company objectives. Among those are:

•	Assessment of individual performance. Individual performance has a strong impact on compensation.
—

The independent directors, under the direction of the lead director, meet with the CEO at the beginning of the year to agree upon the CEO’s performance objectives for the year. At the end of the year, the independent directors meet with the CEO and in executive session to assess the CEO’s performance based on his achievement of the objectives, contribution to the company’s performance, ethics and integrity, and other leadership accomplishments. This evaluation is shared with the CEO by the lead director and is used by the compensation committee in setting the CEO’s compensation for the following year.
—

For the other executive officers, the committee receives performance assessments and compensation recommendations from the CEO and also exercises its judgment based on the board’s interactions with the executive officers. As with the CEO, an executive officer’s performance assessment is based on his or her achievement of objectives established between the executive officer and the CEO, contribution to the company’s performance, ethics and integrity, and other leadership attributes and accomplishments.

•	Assessment of company performance. The committee considers company performance measures in two ways:
—

In establishing total compensation ranges, the committee uses as a reference the performance of the company and the public companies in its peer group with respect to revenue, EPS, return on assets, and 1- and 5-year TSR.

—	The committee establishes specific company performance goals that determine payouts under the company’s cash and equity incentive programs.
•	Peer-group analysis. The committee reviews peer-group data as a market check for compensation decisions, but does not base compensation targets on peer-group data only.

—  Overall competitiveness. The committee uses aggregated market data as a reference point to ensure that executive compensation is competitive, meaning within the broad middle range of comparative pay at peer companies when the company achieves the targeted performance levels. The committee does not target a specific position within the range.

—  Individual competitiveness. The committee compares the overall pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful.
  The individual’s pay is driven primarily by individual and company performance and internal relativity; the peer-group data is used as a market check to ensure that individual pay remains within the broad middle range of peer-group pay. The committee does not target a specific position within the range.

Compensation Considerations: • Individual metrics • Company metrics • Peer-group analysis • External advisor • Internal relativity

The peer group consists of Abbott Laboratories; Amgen Inc.; AstraZeneca plc; Baxter International, Inc.; Bristol-Myers Squibb Company; Genzyme Corporation (prior to its acquisition by Sanofi-Aventis); GlaxoSmithKline plc; Hoffmann-La Roche Inc.; Johnson & Johnson; Merck & Co., Inc.; Novartis AG; Pfizer Inc.; Sanofi-Aventis; and Takeda Pharmaceuticals Company. The committee reviews the peer group for appropriateness at least every three years, and the committee considered the current peer group at the end of 2010 when considering 2011 compensation opportunities. The peer companies are direct competitors for our products, operate in a similar business model, and employ people with the unique skills required to operate an established biopharmaceutical company. The committee also considers market cap and revenue as measures of size. With the exception of Johnson & Johnson and Pfizer, peer companies were no greater than three times our size with regard to both measures. The committee included Johnson & Johnson and Pfizer despite their size because both compete directly with Lilly for management and scientific talent.

•

CEO compensation. To provide further assurance of independence, the compensation recommendation for the CEO is developed by the committee’s independent consultant with limited support from company staff. The consultant prepares analyses showing competitive CEO compensation among the peer group for the individual elements of compensation and total direct compensation. Normally, the consultant develops a range of recommendations for any change in the CEO’s base salary, annual cash incentive target, equity grant value, and equity mix. The CEO has no prior knowledge of the recommendations and normally takes no part in the recommendations, committee discussions, or decisions. For 2011, no such recommendation was prepared, since Dr. Lechleiter requested that no increases be made to his base salary or incentive targets. He made the same request for 2012, as he had for 2010 and 2011, and the committee granted this request for all three years.

Executive Compensation for 2011

Overview

In setting target compensation for 2011, the committee reviewed 2010 individual and company performance and peer-group data as discussed above, and also considered expected competitive trends in executive pay. That review included:

•

Company performance. In 2010, the company performed in the upper tier of the peer group in revenue growth, in the middle tier in non-GAAP EPS growth and one-year TSR, and in the lower tier in five-year TSR. Company performance against corporate operating goals was at target for revenue growth, net cash flow, and pipeline progress. Growth in EPS, return on assets, and operating income per employee exceeded corporate goals.

•

Individual performance. As described above under “Setting Compensation,” base salary increases were driven largely by individual performance assessments. In assessing the 2010 performance of executive officers, the independent directors (for the CEO) and the compensation committee (with regard to all executive officers) considered the company’s and the executive officer’s accomplishment of objectives established at the beginning of the year and their own subjective assessment of the executive officer’s performance.

—	In assessing Dr. Lechleiter’s performance, the independent directors noted that under Dr. Lechleiter’s leadership in 2010, the company:
•	delivered strong revenue growth (6 percent actual vs. 2.5 percent expected industry growth) and earnings growth that exceeded analysts’ expectations for the company
•	effectively reorganized into four pharmaceutical business areas plus Elanco Animal Health, supported by a new global services organization
•	made measurable progress toward the goals of eliminating 5,500 positions and $1 billion in costs by the end of 2011
•	continued to demonstrate progress in the development of molecules in its late-stage pipeline, with 8 potential medicines in Phase III testing by the end of the year.

The committee also noted Dr. Lechleiter’s continued leadership in the implementation of the company’s Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services and his efforts to reinforce ethics and compliance across the company. Dr. Lechleiter was an active public advocate for the company and the industry. In addition, he strengthened key practices within the company for talent development and succession management.

Despite Dr. Lechleiter’s strong performance, the committee agreed with Dr. Lechleiter’s request that his base salary and incentive plan targets not be increased for 2011.

—

Dr. Lundberg had a strong first full year in his position. He demonstrated decisive leadership in moving the pipeline forward, simplifying LRL governance, prioritizing research projects, and closing or repurposing underutilized facilities, and he collaborated very effectively with the business units.

—

Mr. Rice’s responsibilities expanded in 2010 to include IT and Six Sigma®. He led the transformation of the financial component and the creation and implementation of the global services organization. He provided important contributions to the company’s strategic decision making and served effectively as CFO.

—

Mr. Carmine reorganized the sales and marketing functions and collaborated effectively with other business unit leaders. Lilly Biomedicines operating results exceeded target. Mr. Carmine retired from the company on December 31, 2011.

—

Mr. Armitage provided outstanding support to his internal clients and continued industry leadership in external influence regarding intellectual property matters. The legal organization helped achieve positive outcomes in key patent litigation (wins for Alimta, Strattera, and Evista; a loss for Gemzar).

•	Pay relative to peer group. The company’s total compensation to executive officers, in the aggregate, for 2010 was in the broad middle range of the peer group.

The committee determined the following:

•

Program elements. The 2011 program consisted of base salary, a cash incentive bonus, and two forms of performance-based equity grants: PAs and SVAs. Executives also received the company employee benefits package. This total compensation program balances the mix of cash and equity compensation, the mix of current and longer-term compensation, the mix of financial and market goals, and the security of foundational benefits in a way that furthers the compensation objectives discussed above.

•

Targets. The company generally maintained pay ranges and a balance of pay elements similar to 2010. The committee believes this overall program continues to provide cost-effective delivery of total compensation that:

—	encourages employee retention and engagement by delivering competitive cash and equity components
—	maintains a strong link to company performance and shareholder returns through a balanced equity incentive program without encouraging excessive risk-taking
—	maintains appropriate internal pay relativity
—	provides opportunity for total pay within the broad middle range of expected peer-group pay given company performance comparable to that of our peers.

The graph below shows the balance of fixed and performance-based target compensation determined by the committee and actual compensation received for 2011. The target compensation reflects decisions made by the compensation committee for 2011. This includes the 2011-2012 PA and the 2011-2013 SVA. For comparison purposes, actual compensation includes base salary and cash incentive bonus earned in 2011 and the equity awards that completed their performance periods in 2011: the 2010-2011 PA and the 2009-2011 SVA.

2011 Target and Actual Compensation (millions)

Actual base salary and bonus amounts are shown in the “Summary Compensation Table.” The PA payout for 2010-2011 performance period paid out at 109 percent of target, as shown in the “Outstanding Equity Awards at December 31, 2011” table. The SVA payout for 2009-2011 performance was 80 percent of target for all participants as shown in the “Options Exercised and Stock Vested in 2011” table. Since Dr. Lundberg joined the company after the SVA award was granted, he was not eligible for the payout. The graph above includes the vesting of one-third of the award of restricted stock units that Dr. Lundberg received upon joining the company.

Base Salary

In setting base salaries for 2011, in addition to the considerations described above, the committee considered the corporate budget for salary increases, which was established at 3 percent based on company performance for 2010, expected per formance for 2011, and general external trends. The objective of the budget is to allow salary increases to retain, motivate, and reward successful performers while maintaining affordability within the company’s business plan. Individual pay increases can be more or less than the budget amount depending on individual performance, but aggregate increases must stay within the budget. The aggregate
increases for the named executive officers and the other executive officers were	Annualized Base Salary (thousands)
	Name	2010	2011	Percentage Increase
	Dr. Lechleiter	$1,500	$1,500	0%
	Mr. Rice	$955	$990	4%
	Mr. Carmine	$952	$952	0%
	Dr. Lundberg	$950	$979	3%
	Mr. Armitage	$841	$841	0%

within this budget. Mr. Rice’s base salary reflects his increased responsibilities. In setting 2011 compensation, peer-group data confirmed that the proposed salaries were within the broad middle range of competitive pay.

Cash Incentive Bonuses

The company’s annual cash bonus program aligns employees’ goals with the company’s financial plans and pipeline delivery objectives for the current year. For executive officers, cash incentive bonuses are made under the Executive Officer Incentive Plan (EOIP), which operates by establishing a maximum annual incentive bonus and granting the committee discretion to reduce the bonus from the maximum. Under the EOIP, the maximum bonuses are based on non-GAAP net income (as defined under “Non-GAAP Results” below) for the year. For the chief executive officer, chief operating officer (if any), and executive chairman (if any), the maximum

	Bonus Weighting: • 25% revenue goals • 50% non-GAAP EPS goals • 25% pipeline progress 2011 Targets: • $23.2 billion revenue • $4.31 adjusted non-GAAP EPS • achievement of pipeline milestones is 0.3 percent of non-GAAP net income. For other executive officers, the maximum is 0.15 percent of non-GAAP net income. No payments can be made unless the company has a positive non-GAAP net income for the year. The committee has discretion to reduce, but not increase, the annual incentive bonus.

In exercising this discretion, the committee intends generally to award executive officers the lesser of (i) the bonuses they would have received under the Eli Lilly and Company Bonus Plan (the bonus plan) or (ii) the EOIP maximum amounts. Each year the committee establishes target bonuses for the executive officers based on a percentage of salary. At the end of the year, the committee will reduce the bonuses from the EOIP maximum based on the company’s achievement relative to performance-based goals (as described below) set by the committee in a manner consistent with the committee’s administration of the bonus plan. Accordingly, actual payouts under the EOIP are expected to be less than the EOIP maximum amounts. The committee retains further discretion to reduce the bonuses below the results that would have been yielded under the bonus plan.

All other management employees worldwide, as well as a substantial number of nonmanagement employees in the U.S., participate in the bonus plan. Under the plan, participants’ targets and pre-established company goals are set at the beginning of each year. Bonus-payouts range from zero to 200 percent of target amounts depending on the company’s performance in regard to these goals. At the end of the performance period, the committee has discretion to adjust a bonus-payout downward (but not upward) from the amount yielded by the formula.

The committee considered the following when establishing the 2011 awards:

•Bonus targets. Consistent with our compensation objectives, as employees assume greater responsibilities, more of their pay is linked to company performance. Bonus targets (expressed as a percentage of base salary) were based on job responsibilities, internal relativity, individual performance, and peer-group data. For each named executive officer, the committee maintained the same bonus targets as 2010.

Bonus Targets (as a percentage of base salary)
Name	2010	2011
Dr. Lechleiter	140%	140%
Mr. Rice	90%	90%
Mr. Carmine	90%	90%
Dr. Lundberg	90%	90%
Mr. Armitage	80%	80%
•

Company performance measures. A bonus program’s goals should be challenging, yet achievable, in order to motivate and retain employees. Beginning in 2011, performance goals under our bonus plan are tied directly to our internal annual operating goals. The committee established 2011 corporate goals with a 25 percent weighting on revenue growth, 50 percent weighting on non-GAAP EPS growth, and 25 percent weighting on our pipeline progress. These goals replace the prior years’ goals of 25 percent revenue growth versus peer expectations and 75 percent non-GAAP EPS growth versus peer expectations. Revenue and non-GAAP EPS goals that reflect anticipated median peer group year-on-year growth would likely not be achievable in years with patent losses, such as 2011, and would likely result in artificially-inflated payouts in subsequent near-term growth years. The new performance measures were designed to be achievable yet challenging, focusing employees appropriately on achieving or exceeding the company’s top-line sales and bottom-line earnings objectives in a difficult period for the company while delivering a robust pipeline of medicines at all stages of development, which is critical to our long-term success.

In establishing the 2011 goals, the committee used the company’s 2011 annual operating plan to set goals of $23.2 billion in revenue and $4.31 in adjusted EPS and measures of both the output and sustainability of the pipeline. Payouts were determined by this formula:

(0.25 x revenue multiple) + (0.50 x adjusted EPS multiple) + (0.25 x pipeline multiple) = bonus multiple bonus multiple x bonus target x base salary earnings = payout

2011 revenue, EPS, and pipeline multiples are illustrated by this chart:

2011 adjusted revenue of $24.3 billion represented 5.1 percent growth over 2010, exceeding the goal of $23.2 billion, and resulted in a revenue multiple of 1.41. 2011 adjusted non-GAAP EPS of $4.36 represented a reduction of 8 percent from 2010, exceeding the 2011 goal of $4.31 and resulting in an EPS multiple of 1.10.

The pipeline output and sustainability metrics were set consistent with corporate goals. The science and technology committee of the board of directors assessed the company’s progress toward achieving these goals at 3.8 (on a scale of 1 to 5), noting 3 major product approvals (plus 4 other approvals) versus a goal of 3, and 5 new molecular entities (NMEs) moved into Phase III versus a goal of 3 NMEs. Additionally, 61 percent of pipeline projects met their milestone goals, which was below the target of 70 percent. The science and technology committee also performed a subjective assessment of the quality of the pipeline. Based on the recommendation of the science and technology committee, the compensation committee certified a pipeline score of 3.8 resulting in a pipeline multiple of 1.40.

Combined, the sales, EPS, and pipeline progress multiples yielded a bonus multiple of 1.25.

(0.25 x 1.41) + (0.50 x 1.10) + (0.25 x 1.40) = 1.25 bonus multiple

Equity Incentives—Total Equity Program

We employ two forms of equity incentives granted under the 2002 Lilly Stock Plan: performance awards (PAs) and shareholder value awards (SVAs). These incentives are designed to focus company leaders on long-term shareholder value. For executive officers, SVAs have a three-year performance period followed by a one-year holding requirement; PAs have a two-year performance period and pay out in restricted stock units (RSUs) that vest one year after the performance period. The following chart shows the performance and holding periods for PA and SVA grants over time:

Target grant values. For 2011, the committee set the aggregate target grant values for the named executive officers based on internal relativity, individual performance, and aggregated peer-group data. Mr. Rice and Dr. Lundberg’s target grant values were increased, reflecting Mr. Rice’s increased responsibilities and implementation of the global services organization and Dr. Lundberg’s successful first year. The target grant values for the remaining named executive officers were maintained. Consistent with the company’s compensation objectives, individuals at higher levels received a greater proportion of total compensation in the form of equity. The committee determined that for members of senior management, a 50/50 split between PAs and SVAs appropriately balances the company financial performance and shareholder equity return metrics of the two programs. Target values for 2010 and 2011 equity grants for the named executive officers were as follows:

Equity Compensation:

•   Performance metrics of growth in non-GAAP EPS and share price are objective and align with shareholder interests

•   Target grant values set based on internal relativity, performance, and peer data

Target Grant Values (thousands)

Name	2010-2011 PA	2011-2012 PA	2010-2012 SVA	2011-2013 SVA	Percentage Increase (total)
Dr. Lechleiter	$3,750	$3,750	$3,750	$3,750	0%
Mr. Rice	$1,500	$1,900	$1,500	$1,900	27%
Mr. Carmine	$1,500	$1,500	$1,500	$1,500	0%
Dr. Lundberg	$1,250	$1,375	$1,250	$1,375	10%
Mr. Armitage	$1,000	$1,000	$1,000	$1,000	0%

Equity Incentives—Performance Awards
PAs provide employees with shares of company stock if certain company performance goals are achieved. The awards are structured as a schedule of potential shares of company stock earned based on cumulative, compounded annual growth in non-GAAP EPS over a two-year period. In 2011, the company granted a two-year award to global management (approximately 15 percent of our employee population). Possible payouts for the 2011-2012 PA range from 0 to 150 percent of the target depending on non-GAAP EPS growth over the performance period. No dividends are accrued or paid on the awards during the performance period.	Performance Awards: • Target 2-year EPS growth was 4.6%, slightly above expected peer-group performance • Payout in restricted stock for executive officers

Company performance measure. For the 2011 grants, the committee established the performance measure as non-GAAP EPS growth. The committee believes non-GAAP EPS growth is an effective motivator because it is closely linked to shareholder value, is broadly communicated to the public, is easily understood by employees, and allows for objective comparisons to peer-group performance. The target compounded growth percentage of 4.6 percent per year slightly exceeded the median expected non-GAAP EPS of companies in our peer group, based on investment analysts’ published estimates. Accordingly, consistent with our compensation objectives, company performance exceeding the expected peer-group median will result in above-target payouts, while company performance lagging the expected peer-group median will result in below-target payouts. The measure of non-GAAP EPS used in the PA program differs from the non-GAAP EPS measure used in our annual bonus program in two ways. First, the annual bonus program measures EPS over a one-year period, while the PA program measures EPS over a two-year period. Second, the target EPS goal in the annual bonus program is set with reference to our internal operating plan for the year, while the target EPS goal in the PA program is set relative to expected growth rates for other companies in our industry.

Payouts for 2011-2012 PAs are illustrated by the chart below:

2011-2012 PA

Equity Incentives—Shareholder Value Awards

In 2007, the company replaced its stock option program with the SVA program. SVAs are structured as a schedule of potential shares of company stock based on the company’s share price performance over a three-year period. No dividends are accrued or paid on the awards during the performance period. Payouts range from 0 to 140 percent of the target amount, depending on stock performance over the period. At the end of the performance period, the committee has discretion to adjust an award payout downward (but not upward) from the amount yielded by the formula. The SVA program delivers equity compensation that is strongly linked to 3-year TSR. It is more cost-effective than the stock option program it replaced because the SVA program delivers, at a lower cost to the company, an equity incentive that is equally or more effective in aligning employee interests with long-term shareholder returns.

Shareholder Value Awards:

•Three-year performance period

•Target is determined by applying an expected three-year rate of return for large-cap companies

•Shares earned by executive officers must be held one year

Company performance measure. For the 2011 grants, the SVA will pay above target if company stock outperforms an expected compounded annual rate of return for large-cap companies and below target if company stock underperforms that rate of return. The expected rate of return was determined considering total return that a reasonable investor would consider appropriate for investing in a large-cap U.S. company (based on input from external money managers). The resulting share price payout schedule was developed using this expected rate of return, less the company’s dividend yield applied to the starting share price. Executive officers receive no payout if the stock price, less three years of dividends at the current rate, does not grow over the three-year performance period—in other words, if total shareholder return for the three-year period is zero or negative.

The starting price for the 2011-2013 SVAs is $34.81 per share, representing the average of the closing prices of company stock for all trading days in November and December 2010, and an assumed dividend yield of 5.6 percent. The ending price to determine payouts will be the average of the closing prices of company stock for all trading days in November and December 2013.

The 2011-2013 SVA will be paid out to executive officers according to the grid below in early 2014:

2011-2013 SVA

Ending Stock Price	Less than $28.94	$28.94-$33.02	$33.03-$37.09	$37.10-$39.59	$39.60-$42.09	$42.10-$44.59	Greater than $44.59
Compounded Annual Growth Rate (excluding dividends)	Less than (6.0%)	(6.0%)-(1.7%)	(1.7%)-2.1%	2.1%-4.4%	4.4%-6.5%	6.5% -8.6%	Greater than 8.6%
Percent of Target	0%	40%	60%	80%	100%	120%	140%

Restricted Stock Units

No one-time restricted stock units were awarded to any of the named executive officers in 2011.

Stock Options

The company stopped granting stock options in 2007. All outstanding stock options are currently under water. The stock options granted in 2001 expired in 2011, and the named executive officers who held them forfeited the award having realized no value. These awards (and other expired stock options) were not replaced.

Non-GAAP Results

Consistent with past practice, the committee adjusted the results on which 2010-2011 PAs and the 2011 bonus were determined to eliminate the distorting effect of certain unusual income or expense items on year-over-year growth percentages. The adjustments are intended to:

•	align award payments with the underlying performance of the core business
•	avoid volatile, artificial inflation or deflation of awards due to the unusual items in either the award year or the previous (comparator) year
•

eliminate certain counterproductive short-term incentives—for example, incentives to refrain from acquiring new technologies, to defer disposing of underutilized assets, or to defer settling legacy legal proceedings to protect current bonus payments.

To assure the integrity of the adjustments, the committee establishes adjustment guidelines at the beginning of the year. These guidelines are generally consistent with the company guidelines for reporting non-GAAP earnings to the investment community, which are reviewed by the audit committee of the board. The adjustments apply equally to income and expense items. The compensation committee reviews all adjustments and retains downward discretion—i.e., discretion to reduce compensation below the amounts that are yielded by the adjustment guidelines.

When the committee set 2010-2011 PA goals for two-year EPS growth in 2010, U.S. health care reform legislation had not yet passed. Given the scope and uncertainty of the legislation, the committee decided not to include the potential impact of U.S. health care reform when the targets were set, and to adjust results based on the actual impact of U.S. health care reform in 2010 and 2011. The committee also adjusted 2011 EPS to eliminate the first-year impact of the company’s collaboration with Boehringer Ingelheim (BI) and the acquisition of Avid Radiopharmaceuticals (Avid), which were not contemplated when performance targets were set. These costs were not adjusted for the 2011 bonus. In addition, although the company excluded the impact of the Xigris® product withdrawal that occurred in 2011 in its published non-GAAP earnings, the committee chose to include the negative impact on sales and EPS for both the 2010-2011 PA and the 2011 bonus.

For the 2010-2011 PA payout calculations, the committee made the following adjustments to EPS:

•	For 2011: (i) Eliminated the first-year impact of the BI collaboration and the Avid acquisition; (ii) included the negative impact of the Xigris product withdrawal
•	For 2010 and 2011: Eliminated the impact of U.S. health care reform
•

For 2009, 2010, and 2011: Eliminated the impact of (i) significant asset impairments and restructuring charges and (ii) one-time accounting charges for the acquisition of in-process research and development

•	For 2009: Eliminated the impact of special charges related to Zyprexa litigation.

The adjustments were intended to align award payments more closely with underlying business growth trends and eliminate volatile swings (up or down) caused by the unusual items. This is demonstrated by the 2009, 2010, and 2011 adjustments:

Reconciliations of these adjustments to our reported earnings per share are below. The shaded numbers are the growth percentages used to calculate the 2010-2011 PA payout.

	2011	2010	% Growth 2011 vs. 2010	2009	% Growth 2010 vs. 2009
EPS as reported	$3.90	$4.58	-14.8%	$3.94	16.2%
Eliminate IPR&D charges for acquisitions and in-licensing transactions	$0.23	$0.03		$0.05
Eliminate asset impairments, restructuring and other special charges (including Xigris withdrawal)	$0.29	$0.13		$0.42
Non-GAAP EPS*	$4.41	$4.74	-7.0%	$4.42	7.2%
Health care reform adjustment	$0.45	$0.24		—
Acquisitions and collaboration first year impact adjustment	$0.28	—		—
Xigris withdrawal adjustment	($0.05)	—		—
EPS—adjusted	$5.09	$4.98	2.2%	$4.42	12.7%

*Numbers may not add due to rounding.

Similarly, for the 2011 bonus-payout calculations, the committee adjusted EPS to (i) eliminate the impact of significant asset impairments and restructuring charges, (ii) eliminate the impact of one-time accounting charges for the acquisition of in-process research and development, and (iii) include the negative impact of the Xigris product withdrawal.

Reconciliations of these adjustments to our reported earnings per share are below. The shaded numbers are the growth percentages used to calculate the 2011 bonus payout.

	2011	2010	% Growth 2011
Revenue as reported ($ millions)	$24,286.5	$23,076.0	5.2%
Impact of Xigris withdrawal	($32.9)	—
Revenue—adjusted	$24,253.6	$23,076.0	5.1%
EPS as reported	$3.90	$4.58	-14.8%
Eliminate IPR&D charges for acquisitions and in-licensing transactions	$0.23	$0.03
Eliminate asset impairments, restructuring and other special charges (including Xigris withdrawal in 2011)	$0.29	$0.13
Non-GAAP EPS*	$4.41	$4.74	-7.0%
Xigris withdrawal adjustment	($0.05)	—
EPS—adjusted	$4.36	$4.74	-8.0%

*Numbers may not add due to rounding.

Equity Incentive Grant Mechanics and Timing

The committee approves target grant values for equity incentives prior to the grant date. On the grant date, those values are converted to shares based on:

•	the closing price of company stock on the grant date
•	the same valuation methodology the company uses to determine the accounting expense of the grants under Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.

The committee’s procedure for the timing of equity grants assures that grant timing is not being manipulated for employee gain. The annual equity grant date for all eligible employees is in the first half of February. The committee establishes this date in October. The February grant date timing is driven by these considerations:

•

It coincides with the company’s calendar-year-based performance management cycle, allowing supervisors to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

•	It follows the annual earnings release, so that the stock price at that time can reasonably be expected to fairly represent the market’s collective view of our then-current results and prospects.

Grants to new hires and other off-cycle grants are effective on the first trading day of the following month.

Employee and Post-Employment Benefits

The company offers core employee benefits coverage to:

•	provide our global workforce with a reasonable level of financial support in the event of illness, injury, and retirement
•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available are the same for all U.S. employees and include medical and dental coverage, disability insurance, and life insurance.

In addition, the 401(k) plan and The Lilly Retirement Plan (the retirement plan) provide U.S. employees a reasonable level of retirement income reflecting employees’ careers with the company. To the extent that any employee’s retirement benefit exceeds IRS limits for amounts that can be paid through a qualified plan, the company also offers a nonqualified pension plan and a nonqualified savings plan. These plans provide only the difference between the calculated benefits and the IRS limits, and the formula is the same for all U.S. employees.

The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.

Perquisites

The company provides very limited perquisites to executive officers. Executive officers generally do not have access to the corporate aircraft for personal use; however, the aircraft is made available for the personal use of Dr. Lechleiter when the security and efficiency benefits to the company outweigh the expense. Dr. Lechleiter did not use the corporate aircraft for personal flights during 2011, nor did he receive any other perquisites. Until March 2009, the company aircraft was made available to other executive officers for the limited purpose of travel to outside board meetings. However, the company no longer allows this use. Depending on seat availability, family members and personal guests of executive officers may travel on the company aircraft to accompany executives who are traveling on business. There is no incremental cost to the company for these trips.

The Lilly Deferred Compensation Plan

Executives may defer receipt of part or all of their cash compensation under The Lilly Deferred Compensation Plan (the deferred compensation plan), which allows executives to save for retirement in a tax-effective way at minimal cost to the company. Under this unfunded plan, amounts deferred by the executive are credited at an interest rate of 120  percent of the applicable federal long-term rate, as described in more detail following the “Nonqualified Deferred Compensation in 2011” table.

Severance Benefits

Except in the case of a change in control of the company, the company is not obligated to pay severance to named executive officers upon termination of their employment; any such payments are at the discretion of the compensation committee.

Change in Control

Severance:

• All regular employees covered

• Double trigger

• Two-year cash pay protection for

  executives

• 18-month benefit continuation

• Tax gross-up eliminated

  effective October 2012

The company has adopted a change-in-control severance pay plan for nearly all employees of the company, including the executive officers. The plan is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, for executives, the plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.

Although benefit levels may differ depending on the employee’s job level and seniority, the basic elements of the plan are comparable for all regular employees:

•  Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the company plan generally requires a “double trigger”—a change in control followed by an involuntary loss of employment within two years thereafter. This is consistent with the purpose of the plan, which is to provide employees with financial protection upon loss of employment. A partial exception is made for outstanding PAs, a portion of which would be paid out upon a change in control on a pro-rated basis for time worked based on the forecasted payout level at the time of the change in control. The committee believes this partial payment is appropriate because of the difficulties in converting the company EPS targets into an award based on the surviving company’s EPS. Likewise, if Lilly is not the surviving entity, a portion of outstanding SVAs is paid out on a pro-rated basis for time worked up to the change in control based on the merger price for company stock.

•  Covered terminations. Employees are eligible for payments if, within two years of the change in control, their employment is terminated (i) without cause by the company or (ii) for good reason by the employee, each as is defined in the plan. See “Potential Payments Upon Termination or Change in Control” for a more detailed discussion, including a discussion of what constitutes a change in control.

•  Employees who suffer a covered termination receive up to two years of pay and 18 months of benefits protection. These provisions assure employees a reasonable period of protection of their income and core employee benefits upon which they depend for financial security.

—Severance payment. Eligible terminated employees would receive a severance payment ranging from six months’ to two years’ base salary. Executives are all eligible for two years’ base salary plus two times the then-current year’s target bonus.

—Benefit continuation. Basic employee benefits such as health and life insurance would be continued for 18 months following termination of employment, unless the individual becomes eligible for coverage with a new employer. All employees would receive an additional 2 years of both age and years-of-service credit for purposes of determining eligibility for retiree medical and dental benefits.

•  Accelerated vesting of equity awards. Any unvested equity awards at the time of termination of employment would vest.

•  Excise tax. In some circumstances, the payments or other benefits received by the employee in connection with a change in control could exceed limits established under Section 280G of the Internal Revenue Code. The employee would then be subject to an excise tax on top of normal federal income tax. Because of the way the excise tax is calculated, it can impose a large burden on some employees while similarly compensated employees will not be subject to the tax. The costs of this excise tax and associated gross-ups would be borne by the company. (Employees would pay income tax resulting from severance payments.) To avoid triggering the excise tax, payments that would otherwise be due under the plan that are up to 5 percent over the IRS limit will be cut back to the limit. Effective October 2012, this tax gross-up will be eliminated.

Share Ownership and Retention Guidelines; Hedging Prohibition

Share ownership and retention guidelines help to foster a focus on long-term growth. The committee has adopted a guideline requiring the CEO to own company stock valued at least six times his or her annual base salary. Other executive officers are required to own a fixed number of shares based on their position. The fixed number of shares eliminates volatility in the share ownership requirements that can occur with sharp movements in share price. Until the guideline level is reached, the executive officer must retain all existing holdings as well as 50 percent of net shares resulting from new equity payouts. Our executives have a long history of maintaining extensive holdings in company stock, and all named executive officers already meet or exceed the guideline. All new executive officers are on track to meet or exceed the guideline within the next few years. As of February 1, 2012, Dr. Lechleiter held shares valued at approximately 17 times his salary. The following table shows the required share levels for the named executive officers:

Name	Revised Share Requirement	Meets Requirement

Executive officers are also required to retain all shares received from the company equity programs, net of acquisition costs and taxes, for at least one year, even once share requirements have been met. For PAs, this requirement is met by paying the award in the form of restricted stock units. Employees are not permitted to hedge their economic exposures to company stock through short sales or derivative transactions.

Dr. Lechleiter	six times base salary	Yes
Mr. Rice	75,000	Yes
Mr. Carmine	Retired	—
Dr. Lundberg	75,000	Yes
Mr. Armitage	60,000	Yes

Tax Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits the company from taking a tax deduction for non-performance based compensation paid in excess of $1,000,000 to named executive officers. However, performance-based compensation is fully deductible if the programs are approved by shareholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation objectives.

We have taken steps to qualify all incentive awards (bonuses, PAs, and SVAs) for full deductibility as performance-based compensation. The committee may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the company’s compensation objectives and to protect shareholder interests. For 2011, the non-deductible compensation was approximately $400,000 for Dr. Lechleiter, less than the portion of his base salary that exceeded $1,000,000, and approximately $1,140,000 for Dr. Lundberg, primarily attributable to the vesting of restricted stock units received when he joined the company.

Executive Compensation Recovery Policy and Other Risk Mitigation Tools

All incentive awards are subject to forfeiture upon termination of employment prior to the end of the performance period or for disciplinary reasons. In addition, under the company’s executive officer compensation recovery policy, the company can recover incentive compensation (cash or equity) that was based on achievement of financial results that were subsequently the subject of a restatement if the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement and the effect of the wrongdoing was to increase the amount of bonus or incentive compensation. The company can also recover or “claw back” all or a portion of any incentive compensation in the case of materially inaccurate financial statements or material errors in the performance calculation, whether or not they result in a restatement and whether or not the executive officer has engaged in wrongful conduct. Recoveries under this “no-fault” provision cannot extend back more than two years.

The recovery policy applies to any incentive compensation awarded or paid to an employee at a time when he or she is an executive officer. Subsequent changes in status, including retirement or termination of employment, do not affect the company’s rights to recover compensation under the policy.

In addition to the executive compensation recovery policy, the committee and management have implemented compensation-program design features to mitigate the risk of compensation programs encouraging misconduct or imprudent risk-taking. First, incentive programs are designed using a diversity of meaningful financial metrics (growth in stock price measured over three years, net revenue, EPS (measured over one and two years), and pipeline progress), providing a balance between short- and long-term performance. The committee reviews incentive programs each year against the objectives of the programs, assesses any features that could encourage excessive risk-taking, and makes changes as necessary. Second, management has implemented effective controls that minimize unintended and willful reporting errors.

The committee does not believe it is practical to apply a specific claw-back policy to SVAs in the event of misstated financial results since it is very difficult to isolate the amount, if any, by which the stock price might benefit from misstated financial results over a three-year performance period.

Looking Ahead to 2012 Compensation

Several changes to the company’s executive compensation program will take effect in 2012:

•

In light of the business challenges the company faces, Dr. Lechleiter requested that he receive no increase in base salary or incentive targets in 2012. The committee agreed to maintain his 2011 compensation package for 2012.

•	Similarly, employees in most countries worldwide, including the named executive officers, will not receive base pay increases in 2012.
•	Amendments to the change-in-control severance pay plans to eliminate tax gross-ups are effective October 2012.
•	All members of senior management (approximately 150 employees) are subject to share ownership requirements, correlated to their level of responsibility.

Compensation Committee Report

The compensation committee (“we” or “the committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the company’s management stock plans, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for the company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the “Compensation Discussion and Analysis” above. The committee is satisfied that the “Compensation Discussion and Analysis” fairly and completely represents the philosophy, intent, and actions of the committee with regard to executive compensation. We recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement for filing with the SEC.

Compensation Committee

Karen N. Horn, Ph.D., Chair

Michael L. Eskew

R. David Hoover

Ellen R. Marram

Kathi P. Seifert

Executive Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) [3]		Option Awards ($)	Non-Equity Incentive Plan Compensation ($) [4]	Change in Pension Value ($) [5]	All Other Compensation ($) [6]	Total Compensation ($)
John C. Lechleiter, Ph.D. [1]	2011	$1,500,000	$0		$5,625,000		$0	$2,625,000	$6,530,094	$90,000	$16,370,094
Chairman, President, and Chief Executive Officer	2010	$1,500,000	$0		$8,175,000		$0	$2,982,000	$3,757,545	$90,000	$16,504,545
	2009	$1,483,333	$0		$11,250,000		$0	$3,551,100	$4,553,125	$90,091	$20,927,649
Derica W. Rice	2011	$984,167	$0		$2,850,000		$0	$1,107,188	$940,589	$59,050	$5,940,993
Executive Vice President,	2010	$955,000	$0		$3,270,000		$0	$1,220,490	$996,723	$57,300	$6,499,513
Global Services and	2009	$892,500	$0		$4,500,000		$0	$1,220,940	$977,741	$54,838	$7,646,019
Chief Financial Officer
Bryce D. Carmine	2011	$951,700	$0		$2,250,000		$0	$1,070,663	$2,243,789	$57,102	$6,573,254
Retired Executive	2010	$947,083	$0		$3,270,000		$0	$1,210,373	$2,252,560	$56,825	$7,736,841
Vice President and President, Lilly Bio-Medicines	2009	$916,667	$0		$4,500,000		$0	$1,410,750	$1,776,537	$57,001	$8,660,955

Jan M. Lundberg, Ph.D.	2011	$973,750	$0		$2,062,500		$0	$1,095,469	$232,128	$58,425	$4,422,272
Executive Vice President, Science and Technology and President, Lilly Research Laboratories	2010	$946,401	$1,000,000	[2]	$6,225,000	[2]	$0	$1,209,501	$83,150	$87,833	$9,551,885
Robert A. Armitage	2011	$840,900	$0		$1,500,000		$0	$840,900	$595,293	$50,454	$3,827,547
Senior Vice President and General Counsel	2010	$836,817	$0		$2,180,000		$0	$950,624	$521,237	$50,209	$4,538,886
	2009	$811,167	$0		$3,000,000		$0	$1,109,676	$775,287	$49,902	$5,746,032

[1]

Supplement to the Summary Compensation Table. In 2009, we granted both a one-year and a two-year PA as part of our transition to a two-year award, which was implemented in response to shareholder feedback. The two grants in 2009 provided the opportunity for participants to receive one and only one PA payout each year—without skipping a year. In 2010, we returned to our regular grant cycle and granted a single two-year PA. As a result, the amount in the “Stock Awards” column decreased. The 2010-2011 PA and the 2011-2012 PA grant values shown respectively in 2010 and 2011 in this column are based on the probable payout outcome anticipated at the time of grant. For purposes of comparison, the supplemental table below shows target compensation for Dr. Lechleiter (with one rather than two PA grants in 2009), approved by the compensation committee, given target company performance.

Name	Year	Annualized Salary	Target Stock Awards	Target Cash Incentive Bonus	Total
John C. Lechleiter, Ph.D.	2011	$1,500,000	$7,500,000	$2,100,000	$11,100,000
	2010	$1,500,000	$7,500,000	$2,100,000	$11,100,000
	2009	$1,500,000	$7,500,000	$2,100,000	$11,100,000

[2]	The one-time bonus compensation Dr. Lundberg received upon joining the company in January 2010 included a signing bonus and an award of restricted stock units.
[3]

This column shows the grant date fair value of awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Values for awards subject to performance conditions (PAs) are computed based upon the probable outcome of the performance condition as of the grant date. (See the “Target Grant Values” table above for target grant values for the 2010 and 2011 equity awards.) A discussion of assumptions used in calculating award values may be found in Note 9 to our 2011 audited financial statements in our Form 10-K.

The table below shows the minimum, target, and maximum payouts for the 2011-2012 PA grant included in this column of the Summary Compensation Table.

Name	Payout Date	Minimum Payout	Target Payout	Maximum Payout
Dr. Lechleiter	January 2013	$0	$3,750,000	$5,625,000
Mr. Rice	January 2013	$0	$1,900,000	$2,850,000
Mr. Carmine	January 2013	$0	$1,500,000	$2,250,000
Dr. Lundberg	January 2013	$0	$1,375,000	$2,062,500
Mr. Armitage	January 2013	$0	$1,000,000	$1,500,000

[4]	Payments for 2011 performance were made in March 2012 under the bonus plan. All bonuses paid to named executive officers were part of a non-equity incentive plan.
[5]

The amounts in this column are the change in pension value for each individual, calculated by our actuary. No named executive officer received preferential or above-market earnings on deferred compensation.

[6]

The table below shows the components of the “All Other Compensation” column for 2009 through 2011, which includes the company match for each individual’s savings plan contributions, tax reimbursements, and perquisites.

Name	Year	Savings Plan Match	Tax Reimbursements [1]	Perquisites	Other		Total “All Other Compensation”
Dr. Lechleiter	2011	$90,000	$0	$0	$0		$90,000
	2010	$90,000	$0	$0	$0		$90,000
	2009	$89,000	$1,091	$0	$0		$90,091
Mr. Rice	2011	$59,050	$0	$0	$0		$59,050
	2010	$57,300	$0	$0	$0		$57,300
	2009	$53,550	$1,288	$0	$0		$54,838
Mr. Carmine	2011	$57,102	$0	$0	$0		$57,102
	2010	$56,825	$0	$0	$0		$56,825
	2009	$55,000	$2,001	$0	$0		$57,001
Dr. Lundberg	2011	$58,425	$0	$0	$0		$58,425
	2010	$56,784	$12,876	$0	$18,173	[2]	$87,833
Mr. Armitage	2011	$50,454	$0	$0	$0		$50,454
	2010	$50,209	$0	$0	$0		$50,209
	2009	$48,670	$1,232	$0	$0		$49,902

[1]

These amounts reflect tax reimbursements for expenses for each executive’s spouse to attend certain company functions involving spouse participation. Beginning in 2010, the company no longer reimburses executive officers for these taxes. For Mr. Rice, these amounts include taxes on income imputed for use of the corporate aircraft to attend outside board meetings in 2009. For Dr. Lundberg, these amounts include taxes on income imputed for relocation expenses.

[2]	Relocation expenses reimbursed under a company policy available to any employee asked to relocate by the company.

We have no employment agreements with our named executive officers.

Grants of Plan-Based Awards During 2011

The compensation plans under which the grants in the following table were made are described in the “Compensation Discussion and Analysis” and include the bonus plan (a non-equity incentive plan) and the 2002 Lilly Stock Plan (which provides for PAs, SVAs, stock options, restricted stock grants, and stock units).

					Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Possible and Future Payouts Under Equity Incentive Plan Awards			All Other Stock or Option Awards: Number of Shares of Stock, Options, or Units	Grant Date Fair Value of Equity Awards
Name	Award	Grant Date		Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Dr. Lechleiter		—		—	$52,500	$2,100,000	$4,200,000
	2011-2012 PA	02/07/2011	[2]	12/13/2010				58,778	117,555	176,333		$1,875,000
	2011-2013 SVA	02/07/2011	[3]	12/13/2010				59,809	149,522	209,331		$3,750,000
											0
Mr. Rice		—		—	$22,144	$885,750	$1,771,500
	2011-2012 PA	02/07/2011	[2]	12/13/2010				29,781	59,561	89,342		$950,000
	2011-2013 SVA	02/07/2011	[3]	12/13/2010				30,303	75,758	106,061		$1,900,000
											0
Mr. Carmine		—		—	$21,413	$856,530	$1,713,060
	2011-2012 PA	02/07/2011	[2]	12/13/2010				23,511	47,022	70,533		$750,000
	2011-2013 SVA	02/07/2011	[3]	12/13/2010				23,924	59,809	83,733		$1,500,000
											0
Dr. Lundberg		—		—	$21,909	$876,375	$1,752,750
	2011-2012 PA	02/07/2011	[2]	12/13/2010				21,552	43,103	64,655		$687,500
	2011-2013 SVA	02/07/2011	[3]	12/13/2010				21,930	54,825	76,755		$1,375,000
											0
Mr. Armitage		—		—	$16,818	$672,720	$1,345,440
	2011-2012 PA	02/07/2011	[2]	12/13/2010				15,674	31,348	47,022		$500,000
	2011-2013 SVA	02/07/2011	[3]	12/13/2010				15,949	39,872	55,821		$1,000,000
											0

[1]

These columns show the threshold, target, and maximum payouts for performance under the bonus plan. As described in the section titled “Cash Incentive Bonuses” in the “Compensation Discussion and Analysis,” bonus-payouts range from 0 to 200 percent of target. The bonus payment for 2011 performance was based on the metrics described, at 125 percent of target, and is included in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

[2]

This row shows the range of payouts for 2011-2012 PA grants as described in the section titled “Equity Incentives—Performance Awards” in the “Compensation Discussion and Analysis.” The 2011-2012 PA will pay out in January 2013 based on cumulative EPS for 2011 and 2012. Payouts will range from 0 to 150 percent of target and will be in the form of restricted stock units, vesting in February 2014.

[3]

This row shows the range of payouts for 2011-2013 SVA grants as described in the section titled “Equity Incentives—Shareholder Value Awards” in the “Compensation Discussion and Analysis.” The 2011-2013 SVA payout will be determined in January 2014. SVA payouts range from 0 to 140 percent of target.

To receive a payout under the PA or the SVA, a participant must remain employed with the company through the end of the relevant performance period (except in the case of death, disability, or retirement). In addition, an employee who was an executive officer at the time of grant will receive payment in restricted stock units according to the chart titled “Performance and Holding Periods for PAs and SVAs” in the “Compensation Discussion and Analysis.” SVAs granted in 2011 will pay out in common stock at the end of the three-year performance period according to the grid in the section of the “Compensation Discussion and Analysis” titled “Equity Incentives—Shareholder Value Awards,” provided the participant is still employed with the company (except in the case of death, disability, or retirement). No dividends accrue on either PAs or SVAs during the performance period. Non-preferential dividends accrue on earned PA’s one-year restriction period following the two-year performance period and these accrued dividends are paid upon vesting.

Outstanding Equity Awards at December 31, 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) [1] Exercisable		Option Exercise Price ($)	Option Expiration Date	Award	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Dr. Lechleiter					2011-2013 SVA				149,522	[2]	$6,214,134
					2010-2012 SVA				170,145	[3]	$7,071,226
					2011-2012 PA				117,555	[4]	$4,885,586
					2010-2011 PA	132,367	[5]	$5,501,173
					2009-2010 PA	219,812	[6]	$9,135,387
	140,964		$56.18	02/09/2016
	127,811		$55.65	02/10/2015
	200,000		$73.11	02/14/2014
	120,000		$57.85	02/15/2013
	120,000	[7]	$75.92	02/17/2012
Mr. Rice					2011-2013 SVA				75,758	[2]	$3,148,502
					2010-2012 SVA				68,058	[3]	$2,828,490
					2011-2012 PA				59,561	[4]	$2,475,355
					2010-2011 PA	52,947	[5]	$2,200,477
					2009-2010 PA	87,924	[6]	$3,654,121
	30,000		$52.54	04/29/2016
	27,108		$56.18	02/09/2016
	23,077		$55.65	02/10/2015
	25,000		$73.11	02/14/2014
	11,200		$57.85	02/15/2013
	10,000		$75.92	02/17/2012
Mr. Carmine					2011-2013 SVA				59,809	[2]	$2,485,662
					2010-2012 SVA				68,058	[3]	$2,828,490
					2011-2012 PA				47,022	[4]	$1,954,234
					2010-2011 PA	52,947	[5]	$2,200,477
					2009-2010 PA	87,924	[6]	$3,654,121
	37,651		$56.18	02/09/2016
	42,604		$55.65	02/10/2015
	55,000		$73.11	02/14/2014
	57,000		$57.85	02/15/2013
	50,000		$75.92	02/17/2012
Dr. Lundberg					2011-2013 SVA				54,825	[2]	$2,278,527
					2010-2012 SVA				56,715	[3]	$2,357,075
					2011-2012 PA				43,103	[4]	$1,791,361
					2010-2011 PA	44,122	[5]	$1,833,710
					Grant upon hire	66,667	[8]	$2,770,681
Mr. Armitage					2011-2013 SVA				39,872	[2]	$1,657,080
					2010-2012 SVA				45,372	[3]	$1,885,660
					2011-2012 PA				31,348	[4]	$1,302,823
					2010-2011 PA	35,297	[5]	$1,466,943
					2009-2010 PA	58,616	[6]	$2,436,081
	54,217		$56.18	02/09/2016
	53,254		$55.65	02/10/2015
	80,000		$73.11	02/14/2014
	80,000		$57.85	02/15/2013
	23,800		$75.92	02/17/2012
[1]	These options vested as listed in the table below by expiration date.

Expiration Date	Vesting Date
04/29/2016	05/01/2009
02/09/2016	02/10/2009
02/10/2015	02/11/2008

Expiration Date	Vesting Date
02/14/2014	02/19/2007
02/15/2013	02/17/2006
02/17/2012	02/18/2005

[2]

SVAs granted for the 2011-2013 performance period that will end December 31, 2013. The number of shares reported in the table reflects the target payout, which will be made if the average closing stock price in November and December 2013 is between $39.60 and $42.09. Actual payouts may vary from 0 to 140 percent of target. Had the performance period ended at year-end 2011, the payout would have been 80 percent of target.

[3]

SVAs granted for the 2010-2012 performance period that will end December 31, 2012. The number of shares reported in the table reflects the target payout, which will be made if the average closing stock price in November and December 2012 is between $41.00 and $43.49. Actual payouts may vary from 0 to 140 percent of target. Had the performance period ended at year-end 2011, the payout would have been 80 percent of target.

[4]

Target number of PA shares that could pay out in January 2013 for 2011-2012 performance, provided performance goals are met. Any shares resulting from this award will pay out in the form of restricted stock units, vesting February 2014. Actual payouts may vary from 0 to 150 percent of target.

[5]	The 2010-2011 PA paid out at 109 percent of target in January 2012 in the form of restricted stock units, vesting February 2013.
[6]	PA shares paid out in January 2011 for 2009-2010 performance. These shares vested in February 2012.
[7]	50,734 shares of this option are held in trust for the benefit of Dr. Lechleiter’s children.
[8]	Dr. Lundberg’s restricted stock unit award was granted February 1, 2010; one third vested on February 1, 2011, one third vested February 1, 2012, and the remaining shares will vest February 1, 2013.

Options Exercised and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) [2]
Dr. Lechleiter	0	$0	207,354 97,498	[3] [4]	$ 7,300,934 $ 4,052,017
Mr. Rice	0	$0	82,942 38,999	[3] [4]	$ 2,920,388 $ 1,620,798
Mr. Carmine	0	$0	82,942 38,999	[3] [4]	$ 2,920,388 $ 1,620,798
Dr. Lundberg	0	$0	33,333 —	[5] [6]	$ 1,173,655 —
Mr. Armitage	0	$0	55,294 25,999	[3] [4]	$ 1,946,902 $ 1,080,518

[1]	All outstanding stock options are currently under water.
[2]	Amounts reflect the market value of the stock on the day the stock vested.
[3]	PAs issued in January 2010 (as restricted stock units) for company performance in 2009 and subject to forfeiture until they vested in February 2011.
[4]	Payout of the 2009-2011 SVA at 80 percent of target.
[5]	One third of a one-time grant of restricted stock units awarded to Dr. Lundberg when he joined the company in 2010.
[6]	The 2009-2011 SVA was granted prior to Dr. Lundberg joining the company.

Retirement Benefits

We provide retirement income to U.S. employees, including executive officers, through the following plans:

•

The 401(k) plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Participants may elect to contribute a portion of their salary to the plan, and the company provides matching contributions on employees’ contributions, in the form of company stock, up to 6  percent of base salary. The employee contributions, company contributions, and earnings thereon are paid out in accordance with elections made by the participant. See the footnotes to “Summary Compensation Table” for information about company contributions for the named executive officers.

•

The retirement plan, a tax-qualified defined benefit plan that provides monthly benefits to retirees. See the “Pension Benefits in 2011” table below for additional information about the value of these pension benefits.

Sections 401 and 415 of the Internal Revenue Code generally limit the amount of annual pension that can be paid from a tax-qualified plan ($195,000 in 2011) as well as the amount of annual earnings that can be used to calculate a pension benefit ($245,000 in 2011). However, since 1975, the company has maintained a nonqualified pension plan that pays retirees the difference between the amount payable under the retirement plan and the amount they would have received without the Internal Revenue Code limits. The nonqualified pension plan is unfunded and subject to forfeiture in the event of bankruptcy.

The following table shows benefits that the named executive officers are entitled to under the retirement plan and the nonqualified pension plan.

Pension Benefits in 2011

Name	Plan	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) [1]	Payments During Last Fiscal Year ($)
Dr. Lechleiter [2]	retirement plan (pre-2010)	30	$1,381,238
	retirement plan (post-2009)	2	$46,990
	nonqualified plan (pre-2010)	30	$23,737,164
	nonqualified plan (post-2009)	2	$737,386
	total		$25,902,778	$0
Mr. Rice	retirement plan (pre-2010)	20	$528,761
	retirement plan (post-2009)	2	$27,159
	nonqualified plan (pre-2010)	20	$3,963,000
	nonqualified plan (post-2009)	2	$190,047
	total		$4,708,967	$0
Mr. Carmine [4]	retirement plan (pre-2010)	34	$1,509,446
	retirement plan (post-2009)	2	$51,915
	nonqualified plan (pre-2010)	34	$10,636,274
	nonqualified plan (post-2009)	2	$335,084
	total		$12,532,719	$0
Dr. Lundberg [3]	retirement plan (post-2009)	2	$50,844
	nonqualified plan (post-2009)	2	$273,897
	total		$324,741	$0
Mr. Armitage [5]	retirement plan (pre-2010)	10	$385,046
	retirement plan (post-2009)	2	$63,368
	nonqualified plan (pre-2010)	10	$2,903,057
	nonqualified plan (post-2009)	2	$404,168
	total		$3,755,639	$0

[1]	The following standard actuarial assumptions were used to calculate the present value of each individual’s accumulated pension benefit:

Discount rate:	5.11 percent
Mortality (post-retirement decrement only):	RP 2000CH
Pre-2010 joint and survivor benefit (% of pension):	50% until age 62; 25% thereafter
Post-2009 benefit payment form:	life annuity

[2]

Dr. Lechleiter is currently eligible for full retirement benefits under the old plan formula (pre-2010 benefits) and qualifies for early retirement under the new plan formula (post-2009 benefits, as described below).

[3]	Dr. Lundberg joined the company in January 2010. He is covered under our retirement plans and has no special retirement arrangement or enhanced benefits.
[4]	Mr. Carmine retired December 31, 2011, with full retirement benefits under the old plan formula and early retirement benefits under the new plan formula.
[5]

Mr. Armitage is currently eligible for full retirement benefits under the old plan formula and qualifies for early retirement under the new plan formula. His additional service credit, described below, applies only to benefits calculated under the old plan formula and increases the present value of his nonqualified pension benefit by $211,289.

The retirement plan benefits shown in the table are net present values. The benefits are not payable as a lump sum; they are generally paid as a monthly annuity for the life of the retiree and, if elected, any qualifying survivor. The annual benefit under the retirement plan is calculated using years of service and the average of the annual earnings for the highest five out of the last 10 calendar years of service (final average earnings). Annual earnings covered by the retirement plan consist of salary and bonus paid in those calendar years. For calendar years prior to 2003, the calculation includes PA payouts.

Following amendment of our retirement plan formulae, employees hired on or after February 1, 2008 have accrued retirement benefits only under the new plan formula. Employees hired before that date have accrued benefits under both the old and new plan formulae. All eligible employees, including those hired on or after February 1, 2008, can retire at age 65 with at least five years of service and receive an unreduced benefit. The annual benefit under the new plan formula is equal to 1.2 percent of final average earnings multiplied by years of service. Early retirement benefits under this plan formula are reduced 6 percent for each year under age 65. Transition benefits were afforded to employees with 50 points (age plus service) or more as of December 31, 2009. These benefits were intended to ease the transition to the new retirement formula for those employees who are closer to retirement or have been with the company longer. For the transition group, early retirement benefits are reduced 3 percent for each year from age 65 to age 60 and 6 percent for each year under age 60. With the exception of Dr. Lundberg, all of the named executive officers are in this transition group.

Employees hired prior to February 1, 2008 accrued benefits under both plan formulae. Benefits accrued before January 1, 2010 under the old plan formula. The amount of the benefit is calculated using actual years of service through December 31, 2009, while total years of service is used to determine eligibility and early retirement reductions. The benefit amount is increased (but not decreased) proportionately, based on final average earnings at termination compared to final average earnings at December 31, 2009. Full retirement benefits are earned by employees with 90 or more points (the sum of his or her age plus years of service). Employees electing early retirement receive reduced benefits as described below:

•	The benefit for employees with between 80 and 90 points is reduced by 3 percent for each year under 90 points or age 62.
•

The benefit for employees who have less than 80 points, but who reached age 55 and have at least 10 years of service, is reduced as described above and is further reduced by 6 percent for each year under 80 points or age 65.

For retirees with spouses, domestic partners, or unmarried dependents, the plan will pay survivor annuity benefits upon the retiree’s death at 25, 50, or 75 percent of the retiree’s annuity benefit, depending on the employee’s elections. Election of the higher survivor benefit will result in a lower annuity payment during the retiree’s life. All U.S. retirees, or their eligible survivors, are entitled to medical insurance under the company’s plans.

When Mr. Armitage joined the company in 1999, the company agreed to provide him with a retirement benefit based on his actual years of service and earnings at age 60. Since Mr. Armitage reached age 60 with 8.75 years of service, for purposes of determining eligibility and calculating his early retirement reduction, he has been treated as though he has 20 years of service. The additional service credit made him eligible to begin reduced benefits 15 months early, but did not change the timing or amount of his unreduced benefits (shown in the “Pension Benefits in 2011” table). A grant of additional years of service credit to any employee must be approved by the compensation committee of the board of directors.

Nonqualified Deferred Compensation in 2011

Name	Plan	Executive Contributions in Last Fiscal Year ($) [1]	Registrant Contributions in Last Fiscal Year ($) [2]	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) [3]
Dr. Lechleiter	nonqualified savings	$75,300	$75,300	$84,287		$1,484,653
	deferred compensation	$1,491,000	—	$344,797		$8,886,684
	total	$1,566,300	$75,300	$429,083	$0	$10,371,337
Mr. Rice	nonqualified savings	$44,350	$44,350	$33,794		$553,967
	deferred compensation	$0	—	$0		$0
	total	$44,350	$44,350	$33,794	$0	$553,967
Mr. Carmine	nonqualified savings	$42,402	$42,402	$25,156		$607,956
	deferred compensation	$0	—	$67,130		$1,680,836
	total	$42,402	$42,402	$92,285	$0	$2,288,793
Dr. Lundberg	nonqualified savings	$43,725	$43,725	$13,931		$190,496
	deferred compensation	$0	—	$0		$0
	total	$43,725	$43,725	$13,931	$0	$190,496
Mr. Armitage	nonqualified savings	$35,754	$35,754	$33,292		$657,693
	deferred compensation	$0	—	$254,676		$6,376,759
	total	$35,754	$35,754	$287,969	$0	$7,034,451

[1]

The amounts in this column are also included in the “Summary Compensation Table,” in the “Salary” column (nonqualified savings) or the “Non-Equity Incentive Plan Compensation” column (deferred compensation).

[2]	The amounts in this column are also included in the “Summary Compensation Table,” in the “All Other Compensation” column as a portion of the savings plan match.
[3]	Of the totals in this column, the following amounts have previously been reported in the “Summary Compensation Table” for this year and for previous years:

Name	2011 ($)	Previous Years ($)	Total ($)
Dr. Lechleiter	$1,641,600	$6,421,031	$8,062,631
Mr. Rice	$88,700	$345,504	$434,204
Mr. Carmine	$84,804	$1,078,713	$1,163,517
Dr. Lundberg	$87,450	$84,168	$171,618
Mr. Armitage	$71,508	$5,864,427	$5,935,935

The Nonqualified Deferred Compensation in 2011 table above shows information about two company programs: the nonqualified savings plan and the deferred compensation plan. The nonqualified savings plan is designed to allow each employee to contribute up to 6 percent of his or her base salary, and receive a company match, beyond the contribution limits prescribed by the IRS with regard to 401(k) plans. This plan is administered in the same manner as the 401(k) plan, with the same participation and investment elections. Executive officers and other U.S. executives may also defer receipt of all or part of their cash compensation under the deferred compensation plan. Amounts deferred by executives under this plan are credited with interest at 120 percent of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code with monthly compounding, which was 4.2 percent for 2011 and is 3.3 percent for 2012. Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following retirement, but may not make withdrawals during their employment, except in the event of hardship as approved by the compensation committee. All deferral elections and associated distribution schedules are irrevocable. Both plans are unfunded and subject to forfeiture in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. Except for (i) certain terminations following a change in control of the company, as described below, and (ii) the pension arrangement for Mr. Armitage described under “Retirement Benefits” above, there are no agreements, arrangements, or plans that entitle named executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminating executive officer (other than following a change in control) would be at the discretion of the compensation committee.

Potential Payments Upon Termination of Employment (as of December 31, 2011)

	Cash Severance Payment	Incremental Pension Benefit (present value)	Continuation of Medical / Welfare Benefits (present value) [1]	Value of Acceleration of Equity Awards [2]	Excise Tax Gross-Up [3]	Total Termination Benefits
Dr. Lechleiter
• Voluntary retirement	$0	$0	$0	$0	$0	$0
• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
• Involuntary or good reason termination after change in control	$7,200,000	$0	$17,100	$5,800,170	$0	$13,017,270
Mr. Rice
• Voluntary termination	$0	$0	$0	$0	$0	$0
• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
• Involuntary or good reason termination after change in control	$3,762,000	$0	$33,300	$2,918,881	$0	$6,714,181
Mr. Carmine [4]
• Voluntary retirement	$0	$0	$0	$0	$0	$0
• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
• Involuntary or good reason termination after change in control	$0	$0	$0	$0	$0	$0
Dr. Lundberg
• Voluntary termination	$0	$0	$0	$0	$0	$0
• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
• Involuntary or good reason termination after change in control	$3,718,300	$0	$17,100	$2,439,245	$2,129,702	$8,304,348
Mr. Armitage [5]
• Voluntary retirement	$0	$0	$0	$0	$0	$0
• Involuntary retirement or termination	$0	$0	$0	$0	$0	$0
• Involuntary or good reason termination after change in control	$3,027,240	$0	$17,100	$1,546,706	$0	$4,591,046

[1]	See “Accrued Pay and Regular Retirement Benefits” and “Change-in-Control Severance Pay Plan—Continuation of medical and welfare benefits” below.
[2]	Beginning in 2010, equity grants included an individual performance criterion to vest. As a result, even retirement-eligible employees have the possibility of forfeiting their grants.
[3]	Beginning in October 2012, the company will eliminate excise tax gross-ups.
[4]	Mr. Carmine retired on December 31, 2011.
[5]	Mr. Armitage’s incremental pension benefit is described in the “Retirement Benefits” section.

Accrued Pay and Regular Retirement Benefits. The amounts shown in the table above do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay.
•	regular pension benefits under the retirement plan and the nonqualified pension plan. See “Retirement Benefits.”
•

welfare benefits provided to all U.S. retirees, including retiree medical and dental insurance. The amounts shown in the table above as “Continuation of Medical / Welfare Benefits” are explained below.

•

distributions of plan balances under the 401(k) plan and the nonqualified savings plan. See the narrative following the “Nonqualified Deferred Compensation in 2011” table for information about these plans.

Deferred Compensation. The amounts shown in the table do not include distributions of plan balances under the deferred compensation plan. Those amounts are shown in the “Nonqualified Deferred Compensation in 2011” table.

Death and Disability. A termination of employment due to death or disability does not entitle named executive officers to any payments or benefits that are not available to salaried employees generally.

Termination for Cause. Executives receive no severance or medical benefits and forfeit any unvested equity grants. Mr. Armitage’s pension arrangement is described in the “Retirement Benefits” section; no other executive officer has an enhanced pension arrangement.

Change-in-Control Severance Pay Plan. As described in the “Compensation Discussion and Analysis” under “Severance Benefits,” the company maintains a change-in-control severance pay plan (CIC plan) for nearly all employees, including the named executive officers. The CIC plan defines a change in control very specifically, but generally the terms include the occurrence of, or entry into, an agreement to do one of the following: (i) acquisition of 20 percent or more of the company’s stock; (ii) replacement by the shareholders of one half or more of the board of directors; (iii) consummation of a merger, share exchange, or consolidation of the company; or (iv) liquidation of the company or sale or disposition of all or substantially all of its assets. The amounts shown in the table for “involuntary or good reason termination after change in control” are based on the following assumptions and plan provisions:

•

Covered terminations. The table assumes a termination of employment that is eligible for severance under the terms of the current plan, based on the named executive officer’s compensation, benefits, age, and service credit at December 31, 2011. Eligible terminations include an involuntary termination for reasons other than for cause or a voluntary termination by the executive for good reason, within two years following the change in control.

—

A termination of an executive officer by the company is for cause if it is for any of the following reasons: (i) the employee’s willful and continued refusal to perform, without legal cause, his or her material duties, resulting in demonstrable economic harm to the company; (ii) any act of fraud, dishonesty, or gross misconduct resulting in significant economic harm or other significant harm to the business reputation of the company; or (iii) conviction of or the entering of a plea of guilty or nolo contendere to a felony.

—

A termination by the executive officer is for good reason if it results from: (i) a material diminution in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities, or authority, or the assignment to him or her of additional responsibilities that materially increase his or her workload; (ii) any reduction in the executive’s then-current base salary; (iii) a material reduction in the executive’s opportunities to earn incentive bonuses below those in effect for the year prior to the change in control; (iv) a material reduction in the executive’s employee benefits from the benefit levels in effect immediately prior to the change in control; (v) the failure to grant to the executive stock options, stock units, performance shares, or similar incentive rights during each 12-month period following the change in control on the basis of a number of shares or units and all other material terms at least as favorable to the executive as those rights granted to him or her on an annualized average basis for the three-year period immediately prior to the change in control; or (vi) relocation of the executive by more than 50 miles.

•	Cash severance payment. Represents the CIC plan benefit of two times the employee’s 2011 annual base salary plus two times the employee’s bonus target for 2011 under the bonus plan.
•

Continuation of medical and welfare benefits. Represents the present value of the CIC plan’s guarantee, following a covered termination, for 18 months of continued coverage equivalent to the company’s current active employee medical, dental, life, and long-term disability insurance. Similar actuarial assumptions to those used to calculate incremental pension benefits apply to the calculation for continuation of medical and welfare benefits, with the addition of actual COBRA rates based on current benefit elections.

•

Acceleration of equity awards. Upon a covered termination, any unvested equity awards would vest. Payment of SVAs is accelerated in the case of a change in control in which Lilly is not the surviving entity. The amount in this column represents the value of the acceleration of unvested equity grants.

•

Excise tax reimbursement. Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse the affected employees for those excise taxes as well as any income and excise taxes payable by the employee as a result of the reimbursement. The amounts in the table are based on a 280G excise tax rate of 20 percent and a 40 percent federal, state, and local income tax rate. To reduce the company’s exposure to these reimbursements, the employee’s severance will be cut back by up to 5 percent if the effect is to avoid triggering the excise tax under Section 280G. Beginning in October 2012, excise taxes will no longer be reimbursed.

Payments Upon Change in Control Alone. In general, the CIC plan is a “double trigger” plan, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. Employees do not receive payments upon a change in control alone, except that upon consummation of a change in control a partial payment of outstanding PAs would be made, reduced to reflect the portion of the performance period worked prior to the change in control. Likewise, in the case of a change in control in which Lilly is not the surviving entity, SVAs will pay out based on the change-in-control stock price and be prorated for the portion of the three-year performance period elapsed.

Ownership of Company Stock

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of company common stock beneficially owned by the directors, the named executive officers, and all directors and executive officers as a group, as of February 1, 2012.

The table shows shares held by named executive officers in the 401(k) plan, shares credited to the accounts of outside directors in the Lilly Directors’ Deferral Plan, and total shares beneficially owned by each individual, including the shares in these two plans. In addition, the table shows restricted stock units that will be issued as shares of common stock at the end of the restriction period and shares that may be purchased pursuant to stock options that are exercisable within 60 days of February 1, 2012. All of the stock options shown are currently under water.

Name	401(k) Plan Shares	Directors’ Deferral Plan Shares [1]	Total Shares Owned Beneficially [2]		Restricted Stock Units [3]	Stock Options Exercisable Within 60 Days of February 1, 2012
Ralph Alvarez	—	12,897	12,897		—	—
Robert A. Armitage	3,583	—	134,132		35,297	291,271
Katherine Baicker, Ph.D.	—	0	0		—	—
Sir Winfried Bischoff	—	32,059	34,059		—	8,400
Bryce D. Carmine [4]	6,869	—	58,055		87,924	242,255
Michael L. Eskew	—	18,223	18,223		—	—
Martin S. Feldstein, Ph.D.	—	30,043	31,043		—	8,400
J. Erik Fyrwald	—	35,581	35,681		—	—
Alfred G. Gilman, M.D., Ph.D.	—	39,361	39,361		—	8,400
R. David Hoover	—	17,786	18,786		—	—
Karen N. Horn, Ph.D.	—	55,110	55,110		—	8,400
John C. Lechleiter, Ph.D.	17,989	—	503,939	[5]	132,367	708,775
Jan M. Lundberg, Ph.D.	904	—	34,251		77,456	—
Ellen R. Marram	—	30,043	31,043		—	5,600
Douglas R. Oberhelman	—	12,897	12,897		—	—
Franklyn G. Prendergast, M.D., Ph.D.	—	46,315	46,315		—	8,400
Derica W. Rice	7,872	—	176,512		52,947	126,385
Kathi P. Seifert	—	41,428	44,961		—	8,400

All directors and executive officers as a group [28 people]:			1,554,851	[6]

[1]	See the description of the “Lilly Directors’ Deferral Plan.”
[2]

Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to their shares. No person listed in the table owns more than 0.10 percent of the outstanding common stock of the company. All directors and executive officers as a group own 0.28 percent of the outstanding common stock of the company.

[3]

Except for Mr. Carmine, this column shows, the 2010-2011 PAs paid out in January 2012 in restricted stock units. These shares will vest in February 2013, and have no voting rights until they vest. Mr. Carmine’s restricted stock units are shown as of his retirement on December 31, 2011 and they vested on February 1, 2012. Dr. Lundberg’s restricted stock units include 33,334 shares from an award granted February 1, 2010 which will vest February 1, 2013. The company considers restricted stock units for purposes of determining whether executive share ownership guidelines are met.

[4]	The shares shown for Mr. Carmine are presented as of his retirement on December 31, 2011.
[5]

The shares shown for Dr. Lechleiter include 24,405 shares that are owned by a family foundation for which he is a director. Dr. Lechleiter has shared voting power and shared investment power with respect to the shares held by the foundation.

[6]	Shares belonging to retired executive officers are shown as of their retirement date.

Principal Holders of Stock

To the best of the company’s knowledge, the only beneficial owners of more than 5 percent of the outstanding shares of the company’s common stock are the shareholders listed below:

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Lilly Endowment, Inc. (the “Endowment”) 2801 North Meridian Street Indianapolis, Indiana 46208	135,670,804 (as of 2/9/12)	11.7%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	62,397,499 (as of 12/31/11)	5.4%

The Endowment has sole voting and sole investment power with respect to its shares. The board of directors of the Endowment is composed of Thomas M. Lofton, chairman; N. Clay Robbins, president; Mary K. Lisher; Otis R. Bowen, emeritus director; William G. Enright; Daniel P. Carmichael; Charles E. Golden; Eli Lilly II; and David N. Shane. Each of the directors is, either directly or indirectly, a shareholder of the company.

BlackRock, Inc. provides investment management services for various clients. It has sole voting and sole investment power with respect to its shares.

Items of Business To Be Acted Upon at the Meeting

Item 1. Election of Directors

Under the company’s articles of incorporation, the board is divided into three classes with approximately one-third of the directors standing for election each year. The term for directors elected this year will expire at the annual meeting of shareholders held in 2015. Each of the nominees listed below has agreed to serve that term. If any director is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxy may be voted for a substitute director.

The board recommends that you vote FOR each of the following nominees:

•	Katherine Baicker, Ph.D.
•	J. Erik Fyrwald
•	Ellen R. Marram
•	Douglas R. Oberhelman

Biographical information about these nominees and a statement of their qualifications may be found in the “Director Biographies” section.

Item 2. Proposal to Ratify the Appointment of Principal Independent Auditor

The audit committee has appointed the firm of Ernst & Young LLP as principal independent auditor for the company for the year 2012. In accordance with the bylaws, this appointment is being submitted to the shareholders for ratification. Ernst & Young served as the principal independent auditor for the company in 2011. Representatives of Ernst & Young are expected to be present at the annual meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.

The board recommends that you vote FOR ratifying the appointment of Ernst & Young LLP as principal independent auditor for 2012.

Item 3. Advisory Vote on Compensation Paid to Named Executive Officers

Our compensation philosophy is designed to attract and retain highly-talented individuals and motivate them to create long-term shareholder value by achieving top-tier corporate performance while embracing the company’s values of integrity, excellence, and respect for people. Our programs seek to:

•	closely link compensation with company performance and individual performance
•	foster a long-term focus
•	reflect the market for pharmaceutical talent
•	be efficient and egalitarian
•	appropriately mitigate risk.

The compensation committee and the board of directors believe that our executive compensation aligns well with our philosophy and with corporate performance. We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement for a more detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to company performance.

Executive compensation is an important matter for our shareholders. We have a strong record of engagement with shareholders on compensation matters and have made a number of changes to our programs and disclosures in response to shareholder input, including several enhancements discussed in the “Compensation Discussion and Analysis.”

We request shareholder approval, on an advisory basis, of the compensation of the company’s named executive officers as disclosed in this proxy statement in the “Compensation Discussion and Analysis,” the compensation tables, and related narratives. As an advisory vote, this proposal is not binding on the company. However, the compensation committee values input from shareholders and will consider the outcome of the vote when making future executive compensation decisions.

The board recommends that you vote FOR the approval, on an advisory basis, of the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and related narratives in this proxy statement.

Item 4. Proposal to Amend the Company’s Articles of Incorporation to Provide for Annual Election of All Directors

The company’s articles of incorporation provide that the board of directors is divided into three classes, with each class elected every three years. On the recommendation of the directors and corporate governance committee, the board has approved, and recommends that the shareholders approve, amendments to provide for the annual election of all directors. This proposal was brought before shareholders at each of the last five annual meetings, receiving the vote of more than 73 percent of the outstanding shares at each meeting; however, the proposal requires the vote of 80 percent of the outstanding shares to pass.

If approved, this proposal would become effective upon the filing of amended and restated articles of incorporation with the Secretary of State of Indiana, which the company would do promptly after shareholder approval is obtained. Directors elected prior to the effectiveness of the amendments would stand for election for one-year terms once their then-current terms expire. This means that directors whose terms expire at the 2013 and 2014 annual meetings of shareholders would be elected for one-year terms, and beginning with the 2015 annual meeting, all directors would be elected for one-year terms at each annual meeting. In the case of any vacancy on the board occurring after the 2012 annual meeting created by an increase in the number of directors, the vacancy would be filled through an interim election by the board with the new director to serve a term ending at the next annual meeting. Vacancies created by resignation, removal, or death would be filled by interim election of the board for a term until the end of the term of the director being replaced. This proposal would not change the present number of directors or the board’s authority to change that number and to fill any vacancies or newly-created directorships.

Background of Proposal

As part of its ongoing review of corporate governance matters, the board, assisted by the directors and corporate governance committee, considered the advantages and disadvantages of maintaining the classified board structure and eliminating the supermajority voting provisions of the articles of incorporation (see “Item 5” below). The board considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because shareholders are unable to evaluate and elect all directors on an annual basis. The board gave considerable weight to the approval at the 2006 annual meeting of a shareholder proposal requesting that the board take all necessary steps to elect the directors annually, and to the favorable votes of over 73 percent of the outstanding shares for management’s proposals in each of the following five years.

The board also considered benefits of retaining the classified board structure, which has a long history in corporate law. A classified structure may provide continuity and stability in the management of the business and affairs of the company because a majority of directors always have prior experience as directors of the company. In some circumstances classified boards may enhance shareholder value by forcing an entity seeking control of the company to initiate discussions at arm’s-length with the board of the company, because the entity cannot replace the entire board in a single election. The board also considered that even without a classified board (and without the supermajority voting requirements, which the board also recommends eliminating), the company has defenses that work together to discourage a would-be acquirer from proceeding with a proposal that undervalues the company and to assist the board in responding to such proposals. These defenses include other provisions of the company’s articles of incorporation and bylaws as well as certain provisions of Indiana corporation law.

The board believes it is important to maintain appropriate defenses to inadequate takeover bids, but also important to retain shareholder confidence by demonstrating that it is accountable and responsive to shareholders. After balancing these interests, the board has decided to resubmit this proposal to eliminate the classified board structure.

Text of Amendments

Article  9(b) of the company’s amended articles of incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in “Appendix A” to this proxy statement, shows the proposed changes with deletions indicated by strike-outs and additions indicated by underlining. The board has also adopted conforming amendments to the company’s bylaws, to be effective immediately upon the effectiveness of the amendments to the amended articles of incorporation.

Vote Required

The affirmative vote of at least 80 percent of the outstanding common shares is needed to pass this proposal.

The board recommends that you vote FOR amending the company’s articles of incorporation to provide for annual election of all directors.

Item 5. Proposal to Amend the Company’s Articles of Incorporation to Eliminate All Supermajority Voting Requirements

Under the company’s articles of incorporation, nearly all matters submitted to a vote of shareholders can be adopted by a majority of the votes cast. However, our articles require a few fundamental corporate actions to be approved by the holders of 80 percent of the outstanding shares of common stock (a “supermajority vote”). Those actions are:

•	amending certain provisions of the articles of incorporation that relate to the number and terms of office of directors:
—	the company’s classified board structure (as described under Item 4)
—	a provision that the number of directors shall be specified solely by resolution of the board of directors
•	removing directors prior to the end of their elected term
•

entering into mergers, consolidations, recapitalizations, or certain other business combinations with a “related person”—a party who has acquired at least five percent of the company’s stock (other than the Lilly Endowment or a company benefit plan) without the prior approval of the board of directors

•	modifying or eliminating any of the above supermajority voting requirements.

Background of Proposal

This proposal is the result of the board’s ongoing review of corporate governance matters. In 2007, 2008, and 2009, shareholder proposals requesting that the board take action to eliminate the supermajority voting provisions were supported by a majority of votes cast. In 2010 and 2011, the board responded by submitting proposals seeking shareholder approval to eliminate the provisions. In both years, the proposal received the votes of more than 72 percent of the outstanding shares, falling short of the required 80 percent.

Assisted by the directors and corporate governance committee, the board considered the advantages and disadvantages of maintaining the supermajority voting requirements. The board considered that under certain circumstances, supermajority voting provisions can provide benefits to the company. The provisions can make it more difficult for one or a few large shareholders to take over or restructure the company without negotiating with the board. In the event of an unsolicited bid to take over or restructure the company, supermajority voting provisions may encourage bidders to negotiate with the board and increase the board’s negotiating leverage on behalf of the shareholders. They can also give the board time to consider alternatives that might provide greater value for all shareholders.

The board also considered the potential adverse consequences of opposing elimination of the supermajority voting requirements. While it is important to the company’s long-term success for the board to maintain appropriate defenses against inadequate takeover bids, it is also important for the board to maintain shareholder confidence by demonstrating that it is responsive and accountable to shareholders and committed to strong corporate governance. This requires the board to carefully balance sometimes competing interests. In this regard, the board gave considerable weight to the fact that a substantial majority of shares voted have supported eliminating the supermajority voting provisions. Many shareholders believe that supermajority voting provisions impede accountability to shareholders and contribute to board and management entrenchment.

The board also considered that even without the supermajority vote (and without the classified board, which the board also recommends eliminating), the company has defenses that work together to discourage a would-be acquirer from proceeding with a proposal that undervalues the company and to assist the board in responding to such proposals. These defenses include other provisions of the company’s articles of incorporation and bylaws as well as certain provisions of Indiana corporation law.

Therefore, the board believes the balance of interests is best served by recommending to shareholders that the articles of incorporation be amended to eliminate the supermajority voting provisions. By recommending these amendments, the board is demonstrating its accountability and willingness to take steps that address shareholder-expressed concerns.

Text of Amendments

Articles 9(c), 9(d), and 13 of the company’s amended articles of incorporation contain the provisions that will be affected if this proposal is adopted. These articles, set forth in “Appendix A ” to this proxy statement, show the proposed changes with deletions indicated by strike-outs and additions indicated by underlining.

Vote Required

The affirmative vote of at least 80 percent of the outstanding common shares is needed to pass this proposal.

The board recommends that you vote FOR amending the company’s articles of incorporation to eliminate all supermajority voting requirements.

Item 6. Shareholder proposal on establishing a majority vote committee

Rebecca H. Brown, 3213 13th Avenue South, Seattle, Washington 98144, beneficial owner of approximately 100 shares, has submitted the following proposal:

Majority Vote Committee

RESOLVED, Shareholders request that our Board of Directors adopt a bylaw establishing an engagement process with proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

This proposal requests our Board to take the following steps if a proposal, submitted by a shareholder for a vote according to Rule 14a-8 of the Securities and Exchange Commission, receives a majority of the votes cast:

•

Within four months after the annual meeting, an independent board committee will schedule a meeting (which may be held telephonically and which is coordinated with the timing of a regularly scheduled board meeting) with the proposal proponent, to obtain any additional information for our Board in its consideration of the proposal.

•

Following the proponent meeting, the independent board committee will present the proposal with the committee’s recommendation, and relevant information, to our full Board, for action consistent with the company’s charter and by-laws, which includes a consideration of the interest of shareholders.

•

This independent board committee would be able to recommend a budget of $25,000 or more to spend on special solicitations of shareholders to help adopt shareholder proposals that are supported by a majority of the votes cast.

•	In adopting such a policy, our Board can abolish the committee if our company adopts the proposal or the proponent agrees with abolishing the committee.

This proposal would address situations where we give overwhelming support to a proposal and the proposal is not adopted by our company.

Statement in Opposition to the Proposal

The directors and corporate governance committee of the board has reviewed this proposal and recommends that you vote against it because it is not in the best long-term interests of shareholders. It is unnecessary, is overly prescriptive, and could divert board members’ attention from other critical oversight duties.

Lilly is already responsive to shareholder majority votes. The shareholder proposal purports to address situations in which shareholders give overwhelming support to a proposal and the company thereafter fails to take the actions requested by shareholders. That is not the case at Lilly. In our history, we have received majority votes in favor of shareholder proposals concerning only two topics. In both cases, the Lilly board has responded by adopting the very actions requested by the shareholders:

•

Eliminate classified board. In 2006, a majority of shareholders recommended that the board take the necessary actions to seek shareholder approval of amendments to the articles of incorporation to eliminate the classified board and provide for annual election of directors. Beginning in 2007 and every year thereafter, the board has recommended shareholder approval of just such amendments. Despite the board’s recommendations, those proposals failed because they fell short of the necessary level of shareholder support (80 percent of the outstanding shares). The board is seeking shareholder approval again this year (see “Item 4”).

•

Eliminate supermajority voting provisions. In 2007, 2008, and 2009, a majority of shareholders recommended that the board take the necessary actions to seek shareholder approval of amendments to the articles of incorporation to eliminate the 80 percent supermajority voting provisions. In 2010 and 2011, after dialogue with shareholders, the board did exactly that, submitting management proposals to eliminate the provisions. As with the classified board proposal, the supermajority proposals fell short of the necessary 80 percent vote of the outstanding shares. And as with the classified board proposal, the board is seeking shareholder approval again this year (see “Item 5”).

Lilly already actively engages with shareholders on important matters irrespective of voting results. We do not need the artifice of a special board committee to encourage us to talk with our shareholders. In addition to our extensive investor relations efforts, we actively engage with shareholders on matters of importance, including corporate governance, company operations, and social issues affecting the company. We have had extensive dialogue with shareholders on the two governance issues noted above, and that dialogue continues. We also engage in shareholder dialogue on many other important issues whether or not they would receive substantial voting support.

In addition, shareholders can communicate directly with the board of directors by writing to them in care of the corporate secretary.

The independent directors already exercise oversight over shareholder issues. We do not need a special board committee to inform the board of shareholder concerns. The independent directors are kept advised of shareholder views and concerns through regular reports by management to the board and relevant committees, particularly the directors and corporate governance committee and the compensation committee. The board and committees also periodically receive advice from outside advisors on shareholder relations issues.

The proposal is too prescriptive and could divert the board’s attention from other oversight issues. Maintaining relations with shareholders is primarily a management function, subject to board oversight. In appropriate but limited circumstances, it can be beneficial for independent board members to meet directly with shareholders to discuss important issues. In fact, this has occurred at Lilly. However, involving board members in direct interactions should not be mandated in a one-size-fits-all fashion. If adopted, the shareholder proposal would require directors to engage unnecessarily in management tasks that could distract them from their primary role of providing oversight over company operations and strategy.

The board recommends that you vote AGAINST this proposal.

Item 7. Shareholder proposal on transparency in animal research

People for the Ethical Treatment of Animals (PeTA), 501 N. Front Street, Norfolk, Virginia 23510, on behalf of Meridith Page, beneficial owner of approximately 100 shares, has submitted the following proposal:

RESOLVED, to promote transparency and minimize the use of animals, the Board should issue an annual report to shareholders disclosing procedures to ensure proper animal care, including measures to improve the living conditions of all animals used in-house and at contract laboratories, as well as plans to promote alternatives to animal use.

Supporting Statement

As shown below, our Company has not been in compliance with its animal welfare policy.

In 2008, our Company’s in-house laboratories used more than 3,000 animals, including 300 primates and almost 800 dogs. More than two-thirds of these animals were used in painful experiments. Vast numbers of others were used who are not required to be counted. The U.S. government cited our Company for the death of a dog who strangled in his cage.

A comparison of these figures to 2010 numbers shows that our Company is outsourcing much of its animal experimentation to U.S. and overseas laboratories, including to China, where there are few animal protection laws and enforcement is near non-existent.

In one U.S. contract laboratory used by our Company, Covance, Inc., an undercover investigator videotaped workers striking primates and throwing them against cages. Primates circled frantically in their cages, pulled out their hair, and chewed at their own flesh.

At other Covance facilities, a primate became trapped in his cage bars, unable to reach food or water for days, while others suffered frostbite from inadequate weather protection. The government has cited and fined Covance for improper care and failure to provide pain relief to suffering animals.

Documentation of abusive conditions at another contract laboratory used by our Company, Professional Laboratory and Research Services (PLRS), resulted this year in 14 felony cruelty charges against its employees. The government issued a report confirming the appalling conditions at the facility and PLRS is now out of business. The abuses included:

•	Sick and injured animals—including dogs with ear and eye infections, diseased gums, facial lacerations, and inflamed feet—were routinely denied veterinary care;
•	An untrained worker used pliers to pull a tooth from a struggling, under-sedated dog;
•	Dogs and cats were slammed into cages, thrown, kicked and dragged;

•	Dogs and cats were pressure-hosed with a bleach solution;
•	A worker attempted to rip out a cat’s nails by forcing the cat to clutch a chain-link fence and then violently pulling her away.

According to Food and Drug Administration documentation, our Company contracted PLRS to conduct experiments on more than 100 dogs.

Given that 92% of drugs deemed safe and effective when tested on animals fail in human clinical trials, there is a also a clear scientific imperative for improving testing methods.

Shareholders cannot monitor what goes on behind the closed doors of animal testing laboratories, so the Company must. The Board must ensure that animal welfare and replacement measures are an integral part of our Company’s corporate stewardship. We urge shareholders to vote in favor of this socially and ethically important proposal.

Statement in Opposition to the Proposal Regarding Transparency in Animal Research

We share the concerns raised in this shareholder proposal. We abhor mistreatment of animals and we are committed to the appropriate treatment of animals in research. However, the public policy and compliance committee of the board has reviewed this proposal and recommends a vote against it.

We are committed to quality research-animal care and use, the responsible use of animals in medical research, and the use of alternative methods whenever possible and appropriate. We do not condone, in any form, the mistreatment of research animals, and we recognize our fundamental ethical and scientific obligation to ensure the appropriate treatment of animals used in research. We have processes and procedures in place to ensure humane treatment of animals, including programs for oversight by an Institutional Animal Care and Use Committee, or an equivalent ethical review board, as well as veterinary oversight at every site—both ours and contract laboratories.

We have been accredited by the Association for Assessment and Accreditation of Laboratory Animal Care (AAALAC). AAALAC accreditation rules and standards can be found on the AAALAC website (www.aaalac.org). This accreditation is a voluntary process that includes a detailed, comprehensive review of our research animal program including animal care and use policies and procedures, animal environment, housing and management, veterinary medical care, and physical plant operations. We currently publish our animal care and use principles on our website (www.lilly.com).

For safe and effective medicines to be available to patients, U.S. and foreign regulatory agencies have mandated that a defined amount of research be performed in animals. Where animals must be used, we take every measure to assure that the lowest number of animals is used and that discomfort and distress are either eliminated or minimized.

As a global company, we develop contractual relationships with select laboratory-animal research and animal-supply companies inside and outside the U.S. We seek to do business only with those companies that share our commitment to animal welfare. We require these companies to maintain a quality animal care and use program. To ensure animal welfare, we assess third-party organization adherence to these expectations. If events suggest a laboratory has failed to meet our standards, we promptly investigate and act upon the allegations. These actions may include termination of a business relationship.

Given the information on animal care and use already published on our website, we believe an annual report is unnecessary.

The board recommends that you vote AGAINST this proposal.

Meeting and Voting Logistics

Additional items of business

We do not expect any items of business other than those above because the deadline for shareholder proposals and nominations has already passed. Nonetheless, if necessary, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Voting

Shareholders as of the close of business on February 15, 2012 (the record date) may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as the shareholder of record
•	held for you in an account with a broker, bank, or other nominee
•	attributed to your account in The Eli Lilly and Company Employee 401(k) Plan (the 401(k) plan).

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by mail, by telephone, or on the Internet even if you plan to attend the meeting.

Required vote

There are differing vote requirements for the various proposals.

•	The four nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will not count as votes cast either for or against a nominee.
•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal:
—	ratification of the appointment of principal independent auditor
—	advisory approval of executive compensation
—	shareholder proposals.

Abstentions will not be counted either for or against these proposals.

•

The proposals to amend the articles of incorporation to provide for annual election of all directors and to eliminate all supermajority voting requirements require the vote of 80 percent of the outstanding shares. For these items, abstentions and broker nonvotes have the same effect as a vote against the proposals.

Quorum

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the annual meeting. As of the record date, 1,160,406,840 shares of company common stock were issued and outstanding.

Voting by proxy

If you are a shareholder of record, you may vote your proxy by any one of the following methods:

On the Internet. You may vote online at www.proxyvote.com. Follow the instructions on your proxy card or notice. If you received these materials electronically, follow the instructions in the e-mail message that notified you of their availability. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, do not return your proxy card. Internet voting will be available until 11:59 p.m. EDT, April 15, 2012.

You have the right to revoke your proxy at any time before the meeting by (i) notifying the company’s secretary in writing or (ii) delivering a later-dated proxy via the Internet, by mail, or by telephone. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.

By mail. Sign and date each proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf with the board’s recommendations.

If you did not receive a proxy card in the materials you received from the company and you wish to vote by mail rather than by telephone or on the Internet, you may request a paper copy of these materials and a proxy card by calling 317-433-5112. If you received a notice or an e-mail message notifying you of the electronic availability of these materials, please provide the control number, along with your name and mailing address.

By telephone. Shareholders in the U.S., Puerto Rico, and Canada may vote by telephone by following the instructions on your proxy card or notice. If you received these materials electronically, follow the instructions in the e-mail message that notified you of their availability. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your proxy card. Telephone voting will be available until 11:59 p.m. EDT, April 15, 2012.

Voting shares held by a broker

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. You may instruct your broker or other nominee to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone, and on the Internet.

If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditor, the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all.

Voting shares held in the 401(k) plan

You may instruct the plan trustee on how to vote your shares in the 401(k) plan via the Internet, by mail, or by telephone as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card.

In addition, unless you decline, your vote will apply to a proportionate number of other shares held in the 401(k) plan for which voting directions are not received. These undirected shares include:

•

shares credited to the accounts of participants who do not return their voting instructions (except for a small number of shares from a prior stock ownership plan, which can be voted only on the directions of the participants to whose accounts the shares are credited)

•	shares held in the plan that are not yet credited to individual participants’ accounts.

All participants are named fiduciaries under the terms of the 401(k) plan and under the Employee Retirement Income Security Act (ERISA) for the limited purpose of voting shares credited to their accounts and the portion of undirected shares to which their vote applies. Under ERISA, fiduciaries are required to act prudently in making voting decisions.

If you do not want to have your vote applied to the undirected shares, you must so indicate when you vote. Otherwise, the trustee will automatically apply your voting preferences to the undirected shares proportionally with all other participants who elected to have their votes applied in this manner.

If you do not vote, your shares will be voted by other plan participants who have elected to have their voting preferences applied proportionally to all shares for which voting instructions are not otherwise received.

Proxy cards and notices

If you received more than one proxy card, notice, or e-mail related to proxy materials, you hold shares in more than one account. To ensure that all your shares are voted, sign and return each card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card, notice, or e-mail you receive. If you do not receive a proxy card, you may have elected to receive your proxy statement electronically, in which case you should have received an e-mail with directions on how to access the proxy statement and how to vote your shares. If you wish to request a paper copy of these materials and a proxy card, please call 317-433-5112.

Vote tabulation

Votes are tabulated by an independent inspector of election, IVS Associates, Inc.

Attending the annual meeting

All shareholders as of the record date may attend by presenting the admission ticket that appears at the end of this proxy statement. Please fill it out and bring it with you to the meeting. The meeting will be held at the Lilly Center Auditorium. Please use the Lilly Center entrance to the south of the fountain at the intersection of Delaware and McCarty streets. You will need to pass through security, including a metal detector. Present your ticket to an usher at the meeting.

Parking will be available on a first-come, first-served basis in the garage indicated on the map at the end of this report. If you have questions about admittance or parking, you may call 317-433-5112.

The 2013 annual meeting

The company’s 2013 annual meeting is currently scheduled for May 6, 2013.

Shareholder proposals

If a shareholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by November 5, 2012. Proposals should be addressed to the company’s corporate secretary, Lilly Corporate Center, Indianapolis, Indiana 46285. In addition, the company’s bylaws provide that any shareholder wishing to propose any other business at the annual meeting must give the company written notice by November 5, 2012 and no earlier than September 6, 2012. That notice must provide certain other information as described in the bylaws. Copies of the bylaws are available online at http://investor.lilly.com/governance.cfm or in paper form upon request to the company’s corporate secretary.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Under SEC rules, our directors and executive officers are required to file with the SEC reports of holdings and changes in beneficial ownership of company stock. We have reviewed copies of reports provided to the company, as well as other records and information. Based on that review, we concluded that all reports were timely filed, except that, due to administrative errors, Dr. Fionnuala Walsh was late in reporting the vesting of an equity award received by her husband; Ms. Anne Nobles was late in reporting a stock sale; and Mr. Hoover was late in reporting the deferral of one month’s compensation into the Lilly Directors’ Deferral Plan. Each filing was made promptly after the issue was discovered.

Other Information Regarding the Company’s Proxy Solicitation

We will pay all expenses in connection with our solicitation of proxies. We will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to and obtaining instructions from persons for whom they hold stock of the company. We expect to solicit proxies primarily by mail, but directors, officers, and other employees of the company may also solicit in person or by telephone, fax, or electronic mail. We have retained Georgeson Inc. to assist in the distribution and solicitation of proxies. Georgeson may solicit proxies by personal interview, telephone, fax, mail, and electronic mail. We expect that the fee for those services will not exceed $17,500 plus reimbursement of customary out-of-pocket expenses.

By order of the board of directors,

James B. Lootens

Secretary

March 5, 2012

Appendix A

Proposed Amendments to the Company’s Articles of Incorporation

Proposed changes to the company’s articles of incorporation are shown below related to Items 4 and 5, “Items of Business To Be Acted Upon at the Meeting.” The changes shown to Article 9(b) will be effective if “Item 4. Proposal to Amend the Company’s Articles of Incorporation to Provide for Annual Election of All Directors” receives the vote of at least 80 percent of the outstanding shares. The changes to Articles 9(c), 9(d), and 13 will be effective if “Item  5. Proposal to Amend the Company’s Articles of Incorporation to Eliminate All Supermajority Voting Requirements” receives the vote of at least 80 percent of the outstanding shares. Additions are indicated by underlining and deletions are indicated by strike-outs.

. . . . .

9. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

(a) The number of directors of the Corporation, exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock pursuant to Article 7(b) (the “Preferred Stock Directors”), shall not be less than nine, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

(b) ~~The~~ Prior to the 2013 annual meeting of directors, the Board of Directors (exclusive of Preferred Stock Directors) shall be divided into three classes, with the term of office of one class expiring each year. ~~At the annual meeting of shareholders in 1985, five directors of the first class shall be elected to hold office for a term expiring at the 1986 annual meeting, five directors of the second class shall be elected to hold office for a term expiring at the 1987 annual meeting, and six directors of the third class shall be elected to hold office for a term expiring at the 1988 annual meeting~~. Commencing with the annual meeting of shareholders in ~~1986~~2013, each class of directors whose term shall then expire shall be elected to hold office for a ~~three~~ one-year term expiring at the next annual meeting of shareholders. In the case of any vacancy on the Board of Directors, ~~including a vacancy created by an increase in the number of directors,~~ the vacancy shall be filled by election of the Board of Directors with the director so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, ~~for the remainder of the term of the class to which the director has been assigned~~. until the next annual meeting of shareholders. All directors shall continue in office until the election and qualification of their respective successors in office. ~~When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible~~. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Election of directors need not be by written ballot unless the By-laws so provide.

(c) Any director or directors (exclusive of Preferred Stock Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of ~~at least 80%~~a majority of ~~the~~ votes ~~entitled to be~~ cast by the holders ~~of all the outstanding shares~~ of Voting Stock (as defined in Article 13 hereof), voting together as a single class.

~~(d) Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 9.~~

. . . . .

13. In addition to all other requirements imposed by law and these Amended Articles ~~and except as otherwise expressly provided in paragraph (c) of this Article 13~~, none of the actions or transactions listed in paragraph (a) below shall be effected by the Corporation, or approved by the Corporation as a shareholder of any majority-owned subsidiary of the Corporation if, as of the record date for the determination of the shareholders entitled to vote thereon, any Related Person (as hereinafter defined) exists, unless the applicable requirements of paragraphs (b), (c), (d), ~~(e~~), and (~~f~~e) of this Article 13 are satisfied.

(a) The actions or transactions within the scope of this Article 13 are as follows:

(i) any merger or consolidation of the Corporation or any of its subsidiaries into or with such Related Person;

(ii) any sale, lease, exchange, or other disposition of all or any substantial part of the assets of the Corporation or any of its majority-owned subsidiaries to or with such Related Person;

(iii) the issuance or delivery of any Voting Stock (as hereinafter defined) or of voting securities of any of the Corporation’s majority-owned subsidiaries to such Related Person in exchange for cash, other assets or securities, or a combination thereof;

(iv) any voluntary dissolution or liquidation of the Corporation;

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries, or any other transaction (whether or not with or otherwise involving a Related Person) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of capital stock of the Corporation, or any securities convertible into capital stock of the Corporation or into equity securities of any subsidiary, that is beneficially owned by any Related Person; or

(vi) any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) through (v).

(b) The actions and transactions described in paragraph (a) of this Article 13 shall have been authorized by the affirmative vote of ~~at least 80% of all~~ a majority of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class.

~~(c) Notwithstanding paragraph (b) of this Article 13, the 80% voting requirement shall not be applicable if any action or transaction specified in paragraph (a) is approved by the Corporation’s Board of Directors and by a majority of the Continuing Directors (as hereinafter defined).~~

(~~d~~c) Unless approved by a majority of the Continuing Directors, after becoming a Related Person and prior to consummation of such action or transaction.:

(i) the Related Person shall not have acquired from the Corporation or any of its subsidiaries any newly issued or treasury shares of capital stock or any newly issued securities convertible into capital stock of the Corporation or any of its majority-owned subsidiaries, directly or indirectly (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend or stock split or other distribution of stock to all shareholders pro rata);

(ii) such Related Person shall not have received the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its majority-owned subsidiaries, or made any major changes in the Corporation’s or any of its majority-owned subsidiaries’ businesses or capital structures or reduced the current rate of dividends payable on the Corporation’s capital stock below the rate in effect immediately prior to the time such Related Person became a Related Person; and

(iii) such Related Person shall have taken all required actions within its power to ensure that the Corporation’s Board of Directors included representation by Continuing Directors at least proportionate to the voting power of the shareholdings of Voting Stock of the Corporation’s Remaining Public Shareholders (as hereinafter defined), with a Continuing Director to occupy an additional Board position if a fractional right to a director results and, in any event, with at least one Continuing Director to serve on the Board so long as there are any Remaining Public Shareholders.

(~~e~~d) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such requirements, shall be mailed to the shareholders of the Corporation for the purpose of soliciting shareholder approval of such action or transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability or inadvisability of the action or transaction which the Continuing Directors may choose to state and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Direc-

tors as to the fairness (or not) of the terms of the action or transaction from a financial point of view to the Remaining Public Shareholders, such investment banking firm to be paid a reasonable fee for its services by the Corporation. The requirements of this paragraph (~~e~~d) shall not apply to any such action or transaction which is approved by a majority of the Continuing Directors.

(~~f~~e) For the purpose of this Article 13

(i) the term “Related Person” shall mean any other corporation, person, or entity which beneficially owns or controls, directly or indirectly, 5% or more of the outstanding shares of Voting Stock, and any Affiliate or Associate (as those terms are defined in the General Rules and Regulations under the Securities Exchange Act of 1934) of a Related Person; provided, however, that the term Related Person shall not include (a) the Corporation or any of its subsidiaries, (b) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (c) Lilly Endowment, Inc.; and further provided, that no corporation, person, or entity shall be deemed to be a Related Person solely by reason of being an Affiliate or Associate of Lilly Endowment, Inc.;

(ii) a Related Person shall be deemed to own or control, directly or indirectly, any outstanding shares of Voting Stock owned by it or any Affiliate or Associate of record or beneficially, including without limitation shares

a. which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, or options, or otherwise or

b. which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause a. above), by any other corporation, person, or other entity with which it or its Affiliate or Associate has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of Voting Stock, or which is its Affiliate (other than the Corporation) or Associate (other than the Corporation);

(iii) the term “Voting Stock” shall mean all shares of any class of capital stock of the Corporation which are entitled to vote generally in the election of directors;

(iv) the term “Continuing Director” shall mean a director who is not an Affiliate or Associate or representative of a Related Person and who was a member of the Board of Directors of the Corporation immediately prior to the time that any Related Person involved in the proposed action or transaction became a Related Person or a director who is not an Affiliate or Associate or representative of a Related Person and who was nominated by a majority of the remaining Continuing Directors; and

(v) the term “Remaining Public Shareholders” shall mean the holders of the Corporation’s capital stock other than the Related Person.

(~~g~~f) A majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 13, on the basis of information then known to the Continuing Directors, whether (i) any Related Person exists or is an Affiliate or an Associate of another and (ii) any proposed sale, lease, exchange, or other disposition of part of the assets of the Corporation or any majority-owned subsidiary involves a substantial part of the assets of the Corporation or any of its subsidiaries. Any such determination by the Continuing Directors shall be conclusive and binding for all purposes.

(~~h~~g) Nothing contained in this Article 13 shall be construed to relieve any Related Person or any Affiliate or Associate of any Related Person from any fiduciary obligation imposed by law.

(~~i~~h) The fact that any action or transaction complies with the provisions of this Article 13 shall not be construed to waive or satisfy any other requirement of law or these Amended Articles of Incorporation or to impose any fiduciary duty, obligation, or responsibility on the Board of Directors or any member thereof, to approve such action or transaction or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit, or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such action or transaction. The Board of Directors of the Corporation, when evaluating any actions or transactions described in paragraph (a) of this Article 13, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers, and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

~~(j) Notwithstanding any other provision of these Amended Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended Articles of Incorporation, the affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article 13.~~

Annual Meeting Admission Ticket

Eli Lilly and Company 2012 Annual Meeting of Shareholders

Monday, April 16, 2012

11:00 a.m. EDT

Lilly Center Auditorium

Lilly Corporate Center

Indianapolis, Indiana 46285

The top portion of this page will be required for admission to the meeting.

Please write your name and address in the space provided below and present this ticket when you enter the Lilly Center.

Doors open at 10:15 a.m.

Name

Address

City, State, and Zip Code

Directions and Parking

From I-70 take Exit 79B; follow signs to McCarty Street. Turn right (east) on McCarty Street; go straight into Lilly Corporate Center. You will be directed to parking. Be sure to take the admission ticket (the top portion of this page) with you to the meeting and leave this parking pass on your dashboard.

Take the top portion of this page with you to the meeting.

Detach here

Eli Lilly and Company

Annual Meeting of Shareholders

April 16, 2012

Please place this identifier on the dashboard of your car as you enter Lilly Corporate Center so it can be clearly seen by security and parking personnel.

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 16, 2012:

The Annual Report and Proxy Statement are available at http://www.lilly.com/pdf/lillyar2011.pdf.

- - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

M40836-P19243

The undersigned hereby appoints Messrs. R. A. Armitage, J. C. Lechleiter, and D. W. Rice, and each of them, as proxies, each with full power to act without the others and with full power of substitution, to vote as indicated on the reverse side of this card all the shares of common stock of ELI LILLY AND COMPANY in this account held in the name of the undersigned at the close of business on February 15, 2012, at the annual meeting of shareholders to be held on April 16, 2012, at 11:00 a.m. EDT, and at any adjournment thereof, with all the powers the undersigned would have if personally present.

If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.

This proxy is solicited on behalf of the board of directors.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

ELI LILLY AND COMPANY C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19885-9801

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE – (1-800-690-6903)

Transmit your voting instructions by telephone until 11:59 p.m. EDT on Sunday, April 15, 2012. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return to Eli Lilly and Company, c/o IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885-9801.

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 16, 2012: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2011.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK,

RETURN BOTTOM HALF IN ACCOMPANYING RETURN ENVELOPE.                                    M40835-P19243             KEEP THIS PORTION FOR YOUR RECORDS

– – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –

THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends you vote FOR items 1-5:

(1)	Election of directors, each for a three-year term.	For	Against	Abstain

	1a) K. Baicker	❑	❑	❑

	1b) J. E. Fyrwald	❑	❑	❑

	1c) E. R. Marram	❑	❑	❑

	1d) D. R. Oberhelman	❑	❑	❑

(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditor for 2012.	❑	❑	❑

(3)	Approve, by non-binding vote, compensation paid to the company’s named executive officers.	❑	❑	❑

		For	Against	Abstain

(4)	Approve amendments to the articles of incorporation to provide for annual election of all directors.	❑	❑	❑

(5)	Approve amendments to the articles of incorporation to eliminate all supermajority voting requirements.	❑	❑	❑

The board of directors recommends you vote AGAINST the following proposals (6 and 7):

(6)	Proposal by shareholders requesting that the company establish a majority vote committee.	❑	❑	❑

(7)	Proposal by shareholders on transparency in animal research.	❑	❑	❑

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 16, 2012:

The Annual Report and Proxy Statement are available at http://www.lilly.com/pdf/lillyar2011.pdf.

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -  - - - -  - - - - - - - -

ESOP	M40838-P19243

Lilly Employee 401(K) Plan

Confidential Voting Instructions

To PNC Bank N.A., Indiana, Trustee

By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the reverse side of this card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee Savings Plan or an affiliated plan at the close of business on February 15, 2012, at the Annual Meeting of Shareholders to be held on April 16, 2012 at 11:00 a.m. EDT, and at any adjournment thereof.

If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.

Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.

	Yes	No
Question 1: Check “no” only if you decline to have your vote applied pro rata to the undirected shares.	❑	❑

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

PNC BANK N.A., INDIANA, TRUSTEE C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19885-9801

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE – (1-800-690-6903)

Transmit your voting instructions by telephone until 11:59 p.m. EDT on Sunday, April 15, 2012. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign, and date this card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885-9801.

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 16, 2012: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2011.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK, RETURN BOTTOM HALF IN ACCOMPANYING RETURN ENVELOPE.
	M40837-P19243	KEEP THIS PORTION FOR YOUR RECORDS

                        - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - -

ESOP	THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends you vote FOR items 1-5:

(1)	Election of directors, each for a three-year term.	For	Against	Abstain

	1a) K. Baicker	❑	❑	❑

	1b) J. E. Fyrwald	❑	❑	❑

	1c) E. R. Marram	❑	❑	❑

	1d) D. R. Oberhelman	❑	❑	❑

(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditor for 2012.	❑	❑	❑

(3)	Approve, by non-binding vote, compensation paid to the company’s named executive officers.	❑	❑	❑

		For	Against	Abstain

(4)	Approve amendments to the articles of incorporation to provide for annual election of all directors.	❑	❑	❑

(5)	Approve amendments to the articles of incorporation to eliminate all supermajority voting requirements.	❑	❑	❑

The board of directors recommends you vote AGAINST the following proposals (6 and 7):

(6)	Proposal by shareholders requesting that the company establish a majority vote committee.	❑	❑	❑

(7)	Proposal by shareholders on transparency in animal research.	❑	❑	❑

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 16, 2012:

The Annual Report and Proxy Statement are available at http://www.lilly.com/pdf/lillyar2011.pdf.

- - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

PAYSOP	M40840-P19243

Lilly Employee 401(K) Plan

Confidential Voting Instructions

To PNC Bank N.A., Indiana, Trustee

By signing on the reverse side or by voting by phone or Internet, you direct the Trustee to vote (in person or in proxy) as indicated on the reverse side of this card, the number of shares of Eli Lilly and Company Common Stock credited to this account under The Lilly Employee Savings Plan or an affiliated plan at the close of business on February 15, 2012, at the Annual Meeting of Shareholders to be held on April 16, 2012 at 11:00 a.m. EDT, and at any adjournment thereof.

If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.

Also, unless you decline by checking the box below, you direct the Trustee to apply this voting instruction pro rata (along with all other participants who provide voting instructions and do not decline as provided below) to all shares of Common Stock held in the plans for which the Trustee receives no voting instructions (the “undirected shares”), except that shares formerly held in The Lilly Employee Stock Ownership Plan (PAYSOP) may only be voted upon the express instruction of the participants to whose accounts the shares are credited. For more information on the voting of the undirected shares, see the Proxy Statement.

	Yes	No
Question 1: Check “no” only if you decline to have your vote applied pro rata to the undirected shares.	❑	❑

These confidential voting instructions will be seen only by authorized representatives of the Trustee.

PLEASE MARK YOUR VOTES AND SIGN ON THE REVERSE SIDE OF THIS CARD.

PNC BANK N.A., INDIANA, TRUSTEE C/O IVS, P.O. BOX 17149 WILMINGTON, DE 19885-9801

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 p.m. EDT on Sunday, April 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE – (1-800-690-6903)

Transmit your voting instructions by telephone until 11:59 p.m. EDT on Sunday, April 15, 2012. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign, and date this card and return it in the postage-paid envelope we have provided or return to IVS Associates, Inc., P.O. Box 17149, Wilmington, DE 19885-9801.

Important notice regarding the availability of proxy material for the shareholder meeting to be held April 16, 2012: The annual report and proxy statement are available at http://www.lilly.com/pdf/lillyar2011.pdf.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK, RETURN BOTTOM HALF IN ACCOMPANYING RETURN ENVELOPE.
	M40839-P19243	KEEP THIS PORTION FOR YOUR RECORDS

                    - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

PAYSOP	THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELI LILLY AND COMPANY

The board of directors recommends you vote FOR items 1-5:

(1)	Election of directors, each for a three-year term.	For	Against	Abstain

	1a) K. Baicker	❑	❑	❑

	1b) J. E. Fyrwald	❑	❑	❑

	1c) E. R. Marram	❑	❑	❑

	1d) D. R. Oberhelman	❑	❑	❑

(2)	Ratification of the appointment by the audit committee of the board of directors of Ernst & Young LLP as principal independent auditor for 2012.	❑	❑	❑

(3)	Approve, by non-binding vote, compensation paid to the company’s named executive officers.	❑	❑	❑

		For	Against	Abstain

(4)	Approve amendments to the articles of incorporation to provide for annual election of all directors.	❑	❑	❑

(5)	Approve amendments to the articles of incorporation to eliminate all supermajority voting requirements.	❑	❑	❑

The board of directors recommends you vote AGAINST the following proposals (6 and 7):

(6)	Proposal by shareholders requesting that the company establish a majority vote committee.	❑	❑	❑

(7)	Proposal by shareholders on transparency in animal research.	❑	❑	❑

Please sign exactly as name appears hereon. One joint owner may sign on behalf of the others. When signing in a representative capacity, please clearly state your capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date